UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Mercury Systems, Inc.
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2021 PROXY STATEMENT

mercury

Notice of 2021 Annual Meeting of
Shareholders and Proxy Statement

: THE SPEED OF MERCURY :

SHAPING WHAT'S NEXT

September 9, 2021
Dear Shareholder:
We will hold our Annual Meeting of Shareholders on October 27, 2021, beginning at 10:00 a.m Eastern Time at the Company's headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. We look forward to your attending the meeting either in person or by proxy. The enclosed notice of meeting, proxy statement, and proxy card describe the proposals to be acted upon at the meeting.
Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. Please also note that, if you wish to attend the meeting, you must request an admission ticket in advance. To obtain an admission ticket, please follow the instructions on page 1 of the proxy statement.
On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

Mark Aslett, President, Chief Executive Officer, and Director

MERCURY SYSTEMS, INC.
50 MINUTEMAN ROAD
ANDOVER, MA 01810
(978) 256-1300

Notice of Annual Meeting of Shareholders

To Be Held on October 27, 2021
The Annual Meeting of Shareholders of MERCURY SYSTEMS, INC. will be held on October 27, 2021, at 10:00 a.m. Eastern Time at the Company's headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. The meeting is being held for the following purposes:
1.    To elect three Class III directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors are duly elected and qualified.
2.    To hold an advisory vote on the compensation of our named executive officers (the "say-on-pay" vote).
3.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2022.
4.    To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.
Proposal Number One relates solely to the election of three Class III directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.
The Board of Directors has fixed the close of business on August 25, 2021 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.
Your vote is important. Please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. To attend the meeting, please follow the instructions on page 1 of the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 27, 2021: This proxy statement and Annual Report and Form 10-K for our fiscal year ended July 2, 2021 are available at www.edocumentview.com/MRCY.

By Order of the Board of Directors

Christopher C. Cambria Secretary

Andover, Massachusetts
September 9, 2021

i

EXECUTIVE SUMMARY
This executive summary is an overview of information that you will find elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Proposals and Board Recommendations

No.	Proposal Summary	Board's Voting Recommendations
1	Election of Three Class III Directors	FOR each nominee
2	Advisory Vote on Executive Compensation ("Say-on-Pay")	FOR
3	Ratification of Appointment of Our Independent Registered Public Accounting Firm for Fiscal 2022	FOR

Cautionary Note on Forward-Looking Statements: This proxy statement contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the acquisitions described herein and to fiscal 2022 business performance and beyond and the Company's plans for growth, cost savings and improvement in profitability and cash flow. You can identify these statements by the use of the words "may," "will," "could," "should," "would," "plans," "expects," "anticipates," "continue," "estimate," "project," "intend," "likely," "forecast," "probable," "potential," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company's markets, effects of epidemics and pandemics such as COVID, effects of any U.S. Federal government shutdown or extended continuing resolution, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government's interpretation of, federal export control or procurement rules and regulations, changes in, or in the interpretation or enforcement of environmental rules and regulations, market acceptance of the Company's products, shortages in or delays in receiving components, production delays or unanticipated expenses due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions, restructurings and value creation initiatives such as 1MPACT, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, increases in interest rates, changes to industrial security and cyber-security regulations and requirements, changes in tax rates or tax regulations, changes to interest rate swaps or other cash flow hedging arrangements, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 2, 2021. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

To Our Shareholders,
At Mercury Systems, we deliver Innovation That Matters®. We make trusted, secure mission-critical technologies profoundly more accessible for aerospace and defense.
Mercury's fiscal 2021 results were strong, led by double-digit growth in revenue, record adjusted EBITDA, and design wins totaling more than $1.5 billion in estimated lifetime value. We made record investments in the business. These included internal R&D to drive innovation, capital investments to consolidate and build out our facilities, and sustained efforts to keep our people safe amid the COVID pandemic.
We acquired Physical Optics Corporation and Pentek in fiscal 2021, strengthening our C4I and sensor and effector mission systems capabilities. And we concluded the year by launching a company wide effort called "1MPACT" to lay the foundation for our next phase of value creation at scale. Our goal for 1MPACT is to achieve Mercury's full growth, margin expansion, and adjusted EBITDA potential over the next five years.
Positive Growth Outlook
Fiscal 2021 was successful yet more challenging than we anticipated, and we believe the year ahead could be similar. That said, the Mercury team is doing an outstanding job managing, de-risking and growing the business, and we are beginning fiscal 2022 with more than $900 million of backlog.
Mercury's total company revenue continues to grow faster than overall defense spending. The secular growth trends benefiting the company remain favorable, and we are well-aligned with the U.S. National Defense Strategy. The government continues to push for modernization, speed, and affordability in both sensor and effector mission systems and C4I.
Focusing on large and faster-growing parts of the defense market, we have diversified Mercury's business to the point where we now participate in more than 300 different programs, which continue to serve us well. We are designed-in on our top programs, with the majority being sole source positions. Our largest revenue programs in fiscal 2021 were a classified radar program, LTAMDS, F-35, SEWIP, and E-2D Hawkeye.
Although total company revenue increased 16% from fiscal 2020, Mercury's organic revenue growth was challenged by COVID-related modernization delays on SEWIP and other naval surface programs. We also encountered customer execution issues on the F-35 TR3 and a delay in a large foreign military sale. As a result, our fiscal 2021 organic growth rate slowed to 5%, year-over-year.
Looking toward fiscal 2022, we are expecting a significant rebound in bookings versus fiscal 2021, with a positive book-to-bill for the year and substantial growth in our backlog. We have recently seen an improvement in customer activity levels. In addition, we expect our design wins to again total more than $1 billion in estimated lifetime value. We expect these programs, as well as prior design wins, to convert into increased bookings and backlog as they transition into production over time.
From a revenue perspective, our outlook for fiscal 2022 reflects the past year's program slowdowns mentioned above, as well as a more recent delay in the LTAMDS program. Given this backdrop, we are now expecting Mercury to deliver flat organic revenue growth in fiscal 2022. We are expecting approximately 10% total company revenue growth prior to future M&A, eclipsing $1 billion for the first time, as well as record adjusted EBITDA.
Looking farther ahead, for fiscal 2023 we currently expect Mercury's organic growth to accelerate back to more normal, high single-digit to low double-digit levels. This growth is expected to be driven by: 1) the improving environment; 2) the anticipated growth in bookings in fiscal 2022; and 3) the substantial expected revenue growth on the F-35, LTAMDS, Filthy Buzzard, and other programs.
Value Creation at Scale
Since fiscal 2014 we have completed 13 acquisitions deploying $1.2 billion of capital, dramatically scaling and transforming the business as a result. We have grown the estimated lifetime value of Mercury's top-30 programs and pursuits from $4.6 billion to more than $11 billion. This opportunity pipeline is greater than 10X the size of our backlog and represents the foundation for our future growth.
We have expanded the scope of our offerings and capabilities at the same time, leading to a nearly 8-fold increase in subsystems revenue. We have insourced manufacturing. Our headcount has increased 3.5X. Our footprint has grown from 10 to 27 locations, and our external supply chain spend has increased nearly 3X.
Over this period, we have successfully grown our total revenue 4.4X and adjusted EBITDA more than 9X. As demonstrated by the more rapid growth in adjusted EBITDA, we have extracted substantial cost and revenue synergies from our acquisitions over time. This has significantly reduced our gross purchase price multiple to net for the deals that Mercury has completed.
We see the opportunity to create substantial additional value beyond the synergies already achieved. Our 1MPACT efforts are aimed at capturing this value with future scaling of the business in mind. Led by our new Chief Transformation Officer who reports to me, over the next two to three years, in addition to growth, 1MPACT will focus on six areas: 1) organizational efficiency and scalability; 2) procurement and supply chain; 3) facilities optimization; 4) R&D investment efficiency; 5) capital and asset efficiency; and 6) scalable common processes and systems.

Overall, 1MPACT is about enabling Mercury's future – doing what we have done since fiscal 2014, but doing it efficiently and effectively at greater scale. We expect that 1MPACT will also accelerate value creation as we apply the new processes and methodologies to future M&A activity, which remains an integral part of our strategy. We believe that we are well-positioned to continue supplementing Mercury's organic growth with accretive acquisitions going forward.
Momentum for Fiscal 2022 and Beyond
In summary, we believe the current business environment is transitory and the secular growth trends that benefit Mercury remain in place. In light of the signs of improvement we are currently seeing, we expect to deliver substantial growth in bookings and backlog in fiscal 2022. Given this positive momentum, fiscal 2023 is shaping up to be a strong year for Mercury as organic growth returns to normal levels, and margins expand as a result of recent 1MPACT actions taken.
Our longer-term outlook remains intact, and our strategy remains the same. That is, to deliver high single-digit to low double-digit organic revenue growth averaging 10% over time, coupled with M&A and margin expansion. This strategy has worked extremely well for us for nearly a decade. In launching 1MPACT as we cross the $1 billion revenue threshold, we look forward to replicating this performance and achieving Mercury's full growth and adjusted EBITDA potential over the course of the next five years.
Board of Directors
Vincent Vitto, our Chairman of the Board, informed the Board of Directors that he will retire from his service on the Board at the end of his current term effective at the 2021 Annual Meeting of Shareholders. We thank Mr. Vitto for his service on the Board and his guidance as Chairman as we have grown and developed over the past 15 years. The Board has selected William K. O'Brien, a current director, to serve as Chairman of the Board effective upon Mr. Vitto's retirement. We have also nominated Debora A. Plunkett, a retired Federal Senior Executive from the National Security Agency for election to the Board to fill the vacancy left from Mr. Vitto's retirement. Ms. Plunkett's extensive experience in cyber and national security as well as information assurance will be an excellent addition to the Board.
On behalf of everyone on the Mercury Systems team, I would like to extend our deep appreciation for your continuing support. We look forward to keeping you apprised of our progress.
Sincerely,
Mark Aslett
President and Chief Executive Officer
September 9, 2021

FY21 FINANCIAL HIGHLIGHTS

REVENUE ($M)

16%
YOY
28% CAGR
270
409
493
655
797
924
FY16 FY17 FY18 FY19 FY20 FY21

GAAP NET INCOME ($M)

28%
YOY
26% CAGR
19.7
24.9
40.9
46.8
85.7
62.0
FY16 FY17 FY18 FY19 FY20 FY21

GAAP EPS ($)

28%
YOY
15% CAGR
0.56
0.58
0.86
0.96
1.56
1.12
FY16 FY17 FY18 FY19 FY20 FY21

BACKLOG ($M)

9%
YOY
26% CAGR
288
357
448
625
831
909
FY16 FY17 FY18 FY19 FY20 FY21

ADJ. EBITDA ($M, %)

15%
YOY
29% CAGR
56
93
115
145
176
202
FY16 FY17 FY18 FY19 FY20 FY21
20.8% 22.7% 23.2% 22.2% 22.1% 21.9%

ADJ. EPS ($)

5%
YOY
21% CAGR
0.94
1.12
1.41
1.84
2.30
2.42
FY16 FY17 FY18 FY19 FY20 FY21

Notes: CAGR figures for the period FY16–FY21. YoY figures for the period FY20 vs. FY21. Numbers are rounded. Per-share data is presented on a fully diluted basis. As of Q1 FY19, the Company has revised its definition of adjusted EBITDA to incorporate other non-operating adjustments, net, which includes gains or losses on foreign currency measurement and fixed assets sales and disposals among other adjustments.

SELECTED FINANCIAL DATA

The following table summarizes certain historical consolidated financial data, which should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report (in thousands, except per-share data):

	FISCAL YEARS				
	2021	**2020**	**2019**	**2018**	**2017**
Statement of Operations Data					
Net revenues	$923,996	$796,610	$654,744	$493,184	$408,588
Net income from operations	$81,001	$91,062	$76,584	$46,985	$37,403
Net income	$62,044	$85,712	$46,775	$40,883	$24,875
Net earnings per share					
Basic	$1.13	$1.57	$0.98	$0.88	$0.59
Diluted	$1.12	$1.56	$0.96	$0.86	$0.58
Adjusted EBITDA[(1)]	$201,896	$176,242	$145,326	$114,567	$92,576
Adjusted EPS[(1)]	$2.42	$2.30	$1.84	$1.41	$1.12

	AS OF FISCAL YEARS				
	2021	**2020**	**2019**	**2018**	**2017**
Balance Sheet Data					
Working capital	$492,277	$508,854	$484,140	$260,063	$173,351
Total assets	$1,955,137	$1,610,720	$1,416,977	$1,064,480	$815,745
Long-term obligations	$320,168	$100,021	$34,206	$220,909	$17,483
Total shareholders' equity	$1,484,146	$1,384,784	$1,284,739	$771,891	$725,417

(1) Adjusted EBITDA and adjusted EPS are key measures that are not calculated according to U.S. generally accepted accounting principles ("GAAP"). Refer to "Non-GAAP Financial Measures" in Management's Discussion and Analysis of Financial Condition and Results of Operations for our definition of these measures, including reconciliations to our most directly comparable GAAP financial measures.

v

Executive Compensation Highlights and Alignment of Compensation with Business Strategy
Pay for Performance
Our executive compensation program is designed to attract, motivate, engage, and retain a talented leadership team and to appropriately reward them for their contributions to our business. Our performance framework consists of a combination of financial performance measures that provide a balance between short-term results and drivers of long-term value. We provide our executive officers with three primary elements of pay: base salary; a performance cash bonus opportunity; and long-term equity incentive compensation. By placing a substantial majority of our executives' compensation at risk through performance-based variable compensation, we align our compensation program with our business strategy. The following charts show the pay mix for our CEO and our other named executive officers for fiscal 2021.
Performance-based variable compensation accounted for 85% and 75% of total compensation for our CEO and other named executive officers, respectively, for fiscal 2021. The foregoing percentages were calculated using the salary, annual cash bonuses, and the grant date fair value of equity awards as reported for fiscal 2021 in the Summary Compensation and Grants of Plan-Based Awards Tables. All other compensation for our named executive officers for fiscal 2021, which consisted of a $12,000 allowance for tax and financial planning for executives, and a 401(k) match which is available to all employees, amounted to less than 1% of total compensation for named executive officers and is not reflected in the table above due to rounding.
Executive Bonus Program
For our fiscal 2021 executive bonus program, 100% of the total value was based on our achieving corporate financial performance objectives. Our fiscal 2021 executive bonus plan was split into two halves, with specific financial performance targets addressing the first half and the second half of the fiscal year. We used two semi-annual performance periods with two different performance targets in order to align our cash incentive program with our strategic operating plan ("SOP") review and mid-year SOP update. We determined the potential total size of the annual cash incentive bonuses at the beginning of the fiscal year as well as set the first half financial performance target, and then set the second half and full year performance target in connection with our mid-year SOP update. Potential over-achievement awards were based on exceeding the sum of the two half year corporate financial performance objectives. The target bonus was weighted 43% for the first half and 57% for the second half of the fiscal year, reflecting the fiscal 2021 adjusted EBITDA split between the first and second halves of the fiscal year in our SOP, with a catch-up feature for unearned first half cash incentives based on our full year performance.

Our executive officers received payouts at 100% of the first half target corporate financial performance bonus and 0% of the second half target corporate financial performance bonus. No over-achievement bonuses were received for fiscal 2021. Program delays, due largely to COVID and the change in administration, resulted in a $184 million fiscal 2021 bookings shortfall and reduced our organic revenue growth by approximately five percentage points for the year, causing us to lower our earnings guidance for the fourth quarter of fiscal 2021. While we revised our earnings guidance downward and met our revised expectations, we did not meet our original targets. As a result, we had to make some difficult decisions - one of which included fiscal 2021 second half bonus payments. The executive leadership team did not receive any bonus payout with respect to the second half of the fiscal year. The foregone executive bonus amounts were used to help maximize the pool for all other employees and the use of discretion to reduce bonus payouts increased the Company's overall adjusted EBITDA for second half and full fiscal year. Accordingly, the executive leadership team's payout was limited to 43% of target for the fiscal year, or the amount of bonus paid for the fiscal 2021 first half performance.

Executive Equity Awards
    Each fiscal 2021 restricted stock award for our named executive officers was 50% performance-based vesting and 50% time-based vesting. For the time-based awards, one-third vests on each of the first three anniversaries of the grant date. For the performance-based awards, the awards vest based on relative performance to our peer group for the three-year period ending in fiscal 2023. For fiscal 2021, we used two relative performance metrics for the performance-based awards: (i) a ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (50% weighting); and (ii) revenue growth percentage, percentile ranked relative to our peer group (50% weighting).
Our fiscal 2019 performance-based restricted stock awards vested at 250% based on our performance for the three-year period ended in fiscal 2021. Our fiscal 2019 performance awards used a mix of the ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (75% weighting), and revenue growth percentage, percentile ranked relative to our peer group (25% weighting). Our financial results for the fiscal 2019 performance awards were at the 80th and 100th percentiles, respectively, of EBITDA margin and revenue growth compared to our peer group.
Compensation Governance and Best Practices

What We Do
Provide short-term and long-term incentive plans with performance targets aligned to business objectives
Conduct an annual advisory vote for shareholders to approve executive compensation
Maintain a Human Capital and Compensation Committee composed entirely of independent directors
Require stock ownership for all executives
Conduct regular shareholder outreach and engagement
Retain an independent executive compensation consultant to the Human Capital and Compensation Committee
Maintain an insider trading policy requiring executives and directors to trade only during established window periods after contacting our General Counsel prior to any sales or purchases of Mercury shares
Use only double trigger change in control agreements for executives (change in control and termination of employment)
Maintain a clawback policy for actions that result in a financial restatement

What We Don't Do
Provide gross-up payments to cover personal income taxes or excise taxes pertaining to executive or severance benefits
Allow employees, executives, and directors to engage in hedging or pledging of Mercury shares
Reward excessive, inappropriate, or unnecessary risk-taking
Allow the repricing or backdating of equity awards
Provide pension plans, supplemental executive retirement plans, or deferred compensation plans
Pay dividends or dividend equivalents on unvested equity awards

Our Board of Directors
The following table provides summary information about our Directors and Director Nominee.

				Committee Memberships
Name	Director Since	Primary Occupation	Independent	AC	HC	NGC	GRC	M&A
Mark Aslett Class II Director Term Ending in 2023	2007	President and CEO Mercury Systems	No				M
James K. Bass Class I Director Term Ending in 2022	2010	Former President and CEO Piper Aircraft	Yes	M, F				M
Orlando P. Carvalho Class III Director Nominated for a Term Ending in 2024	2020	Former Executive Vice President Aeronautics, Lockheed Martin	Yes		M		M
Michael A. Daniels Class I Director Term Ending in 2022	2010	Former Chairman and CEO Mobile 365 and Network Solutions	Yes		M	M	M	C
Lisa S. Disbrow Class I Director Term Ending in 2022	2017	Under Secretary of the U.S. Air Force (Retired)	Yes	M, F		M	C
Mary Louise Krakauer Class II Director Term Ending in 2023	2017	Former Executive Dell and EMC	Yes		C
Barry R. Nearhos Class III Director Nominated for a Term Ending in 2024	2018	Former Managing Partner PricewaterhouseCoopers	Yes	C,F
William K. O'Brien Class II Director Term Ending in 2023	2008	Former Executive Chairman Enterasys Networks	Yes	M, F		M		M
Debora A. Plunkett Class III Director Nominee Nominated for a Term Ending in 2024	N/A	Federal Senior Executive (Retired) National Security Agency	Yes
Vincent Vitto Class III Director Term Ending in 2021 Chairman of the Board	2006	Former President and CEO Charles Stark Draper Laboratory	Yes		M	C	M	M

AC = Audit Committee	GRC = Government Relations Committee	M = Member
HC = Human Capital and Compensation Committee	M&A = M&A and Finance Committee	C = Committee Chair
NGC = Nominating and Governance Committee		F = Financial Expert
We are proposing that our two continuing Class III directors, Orlando P. Carvalho and Barry R. Nearhos, and our new director nominee, Debora A. Plunkett, be elected to serve terms of three years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. Mr. Vitto, a Class III director, informed the Board of Directors that he will retire from his service on the Board at the end of his current term effective at the 2021 Annual Meeting of Shareholders. We thank Mr. Vitto for his service on the Board and his guidance as Chairman as we have grown and developed over the past 15 years. The Board has selected Mr. O'Brien to serve as Chairman of the Board effective upon Mr. Vitto's retirement. We have also nominated Debora A. Plunkett, a retired Federal Senior Executive from the National Security Agency for election to the Board to fill the vacancy left from Mr. Vitto's retirement. Ms. Plunkett's extensive experience in cyber and national security as well as information assurance will be an excellent addition to the Board.
Environmental, Social, and Corporate Governance Highlights
Governance
Our focus on good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in us and our brand. Our governance framework includes the following highlights:

Board and Governance Information (1)		Board and Governance Information (1)
Size of the Board of Directors	9	Board Meetings Held During Fiscal 2021 (3)	12
Number/ % of Independent Directors	8/ 89%	Poison Pill	No
Average Age of Independent Directors	66	Proxy Access	No
Average Independent Director Tenure	7 years	Code of Business Conduct and Ethics	Yes
Women Board Members	33%	Stock Ownership Guidelines: Directors & Executives	Yes
Board Committees Chaired by Women	40%	Board Refreshment: New Directors Over Past 5 Years	5
Classified Board of Directors	Yes	Anti-Hedging and Pledging Policies	Yes
Majority Voting in Director Elections	Yes	Compensation Clawback Policy	Yes
Plurality Voting in Contested Director Elections	Yes	Separate Chairman and CEO	Yes
Annual Board and Committee Self-Assessments	Yes	Ongoing Shareholder Outreach and Engagement	Yes
Annual Director Peer Assessments	Yes	Capital Structure with One Vote per Common Share	Yes
Limited Membership on Other Public Co Boards	Yes	Succession Planning Process for Senior Management	Yes
Board Committees are 100% Independent Directors	Yes (2)	Regular Executive Sessions without Management	Yes
(1) Reflects the retirement of Mr. Vincent Vitto from the Board as well as Chairman of the Board effective upon the 2021 Annual Meeting of Shareholders as well as the nomination of Debora A. Plunkett for election at the Annual Meeting.
(2) Each of the Audit Committee, Human Capital and Compensation Committee, Nominating and Governance Committee, and M&A and Finance Committee is comprised of 100% independent directors. Our CEO is a member of the Government Relations Committee as we believe his experience with our customers and markets adds value to the Committee.
(3) During fiscal 2021, we conducted our Board and Committee meetings virtually using video conference calls as part of our COVID safety protocols and found the meetings to be highly effective in a socially distanced environment.
    Our Board of Directors and executives understand and embrace the importance to all of our primary stakeholders of environmental, social, and governance ("ESG") measurement and reporting. For a number of years, we have been focused on the aspects of ESG we believe have the greatest impact on our business, our stakeholders, and value creation. As it relates to environment and sustainability, our initial priorities include: talent management and culture; responsible sourcing and operational excellence; cyber security; and environmental stewardship. We have also focused on addressing a number of key governance principles that are generally considered best practices. Of our areas of focus, we are more focused on developing talent management and culture and cyber security because we believe these have the greatest potential to create - and the highest risk to destroy - value for Mercury and our shareholders. We continue to invest in our efforts, results, and reporting accountability, and endeavor to add both to what we do and how we report these efforts over time.
Our executive leadership team oversees and implements our environmental initiatives with a view towards demonstrating our commitment to good corporate citizenship and responsible business practices. The Human Capital and Compensation Committee of the Board of Directors reviews our ESG practices with a view toward how our efforts help attract, develop, and retain employee talent, including our culture and values as well as how we demonstrate our commitment to good corporate citizenship. The Nominating and Governance Committee of our Board of Directors is responsible for reviewing and overseeing Mercury’s environmental impact and initiatives.
    Talent Management
For talent management and culture, we strive to invest in the professional development of our team members, hiring and retaining a diverse workforce. We are focused on ongoing employee training in critical compliance areas and to business ethics, export rules, and our culture of integrity. We adhere to high ethical and security standards and operating with integrity is a foundation of our culture and values. We disclose in the Environmental, Social, and Governance section of our website gender, racial, and ethnicity data, our voluntary and involuntary termination rates, and our OSHA injury rates.

We consistently receive high overall approval ratings from our employees. According to our Glassdoor reviews, we had a 4.5 rating out of 5 as of June 11, 2021, with 98% of reviewers saying that they approve of our CEO and 93% of reviewers saying that they would recommend Mercury to a friend. Our Phoenix, Arizona, facility, our largest manufacturing facility, was recognized as Medium Manufacturer of the Year in 2020 by the Arizona Manufacturers Council for its accomplishments in championing innovation, excellence, sustainability, and leadership in the manufacturing sector. The Boston Globe ranked Mercury for 2020 as one of the Top Places to Work in Massachusetts, where we are headquartered and employ over 300 people as of July 2, 2021.
Organizational efficiency and scalability are a major theme of 1MPACT, and we recently implemented an organizational redesign to reduce the number of layers of management in the company while increasing the span of the typical manager.
Diversity, Equity, and Inclusion
We are focused on advancing diversity, equity, and inclusion internally and externally through a variety of programs and initiatives, including the following examples:
•In 2021, we formally recognized the Juneteenth holiday, continued to support the LGBTQ+ community through a variety of initiatives, adapted our logo to support Pride month, and expressed our support for the Asian-American community.
•We sponsored a predominantly female Brigham Young University (BYU) capstone team to provide opportunities for senior-level engineering students in Computer, Electrical, Manufacturing, and Mechanical Engineering to participate in real-world engineering challenges. You can listen to representatives from BYU and Mercury share their thoughts on gender parity in the workplace and how we can all work together to advance the roles of women in technology on our YouTube channel.
•We were a gold sponsor at the Simmons Leadership Conference, which has inspiring keynote speakers offer candid stories about their experiences on the way to the top of their career paths. You can also listen to Mercury leaders discuss their experiences as women leaders with the Simmons Leadership Conference on our YouTube channel.
Our Response to COVID
With COVID impacting people and countries around the world, we focused on "leading from the front," communicating as frequently and openly as possible to help keep all of our stakeholders informed of the latest developments at Mercury.
We remain laser-focused on the four goals we established: to protect the health, safety, and livelihoods of our people; to mitigate or reduce operational and financial risks to the business; to continue to deliver on our commitments to customers and shareholders; and to continue the mission-critical work Mercury does every day to support the ongoing security of our nation, our brave men and women in uniform, and the communities in which we all live.
We implemented a number of preventive measures and other resources to protect the safety and well-being of our extended Mercury family while the pandemic was affecting our communities, including:
•creation of a $1 million employee COVID-19 relief fund;
•weekly onsite COVID-19 testing at Mercury sites;
•120 hours of COVID-19 sick leave for all team members;
•policies and procedures that ensure the safety of our onsite team members;
•caregiver resources (childcare and elder care), including a "Kid’s Corner";
•memberships to the health and wellness apps Aaptiv and Headspace;
•Dr. David Zieg, our chief medical advisor, hosting regular webinars for all team members in English, in addition to Spanish and Vietnamese webinars hosted by other medical advisors on the same topics;
•creation of a Mercury COVID-19 dashboard that is updated for all of our sites; and
•regular internal surveys to gather team member feedback and concerns.
We also implemented a multi-phase return to workplace initiative allowing us to return to work slowly, methodically and with extra vigilance, as well as created onsite, hybrid, and remote work job classifications based on the nature of the duties performed.

x

Cyber and Industrial Security
The layers of cyber security we have built into our business systems and incorporated into our processes help ensure the critical data that drives the development of customer solutions is secure and protects our employees' personal information. Our good work has been recognized and we remain focused on modeling industry best practices. We were not impacted by the recent cybersecurity incidents in the news such as the intrusion into customers of SolarWinds.
We have deployed and have been relying upon a best in class industrial security program as evidenced by superior ratings from the U.S. Defense Counterintelligence and Security Agency (DCSA). Six of our cleared sites have been recognized with the James S. Cogswell Industrial Security Achievement Award in recent years, with our Cypress, California, and West Caldwell, New Jersey locations being recognized with this award in 2021; less than 1% of the 13,000+ cleared contractor locations receive this award annually.
Responsible Sourcing
We believe responsible sourcing and operational excellence are integral parts of value creation. We work with all our suppliers in an effort to ensure that we all adhere to an equal and high standard of sustainability and ethical principles. We provide opportunities for small businesses to engage with us as we support our customers in the aerospace, defense, and intelligence markets. We work closely with many categories of small businesses, including small disadvantaged, women-owned, veteran-owned, service-disabled veteran-owned, and historically underutilized business zone (HUBZone) companies.
Our 1MPACT initiatives include a focus on supply chain efficiency and procurement savings, which we believe will further enhance our competitiveness and value in the coming years.
Environmental Stewardship
As a technology company, we have relatively limited exposure to environmental stewardship risks in our operations. We are focused on promoting environmental stewardship and introducing innovative processes and technologies that improve our efforts, including quantifying and disclosing our environmental impact along with our efforts to maximize future generations' ability to live, work, and play in our shared natural environment. We disclose in the ESG section of our website details of scope 1, scope 2, and scope 3 greenhouse gas (GHG) emissions from our business activities covering backup-generators and boilers for scope 1 emissions, purchased energy for scope 2 emissions, and business travel for scope 3 emissions. We have partnered with a nationally-recognized waste management vendor to ensure that our by-products and materials are reclaimed, recycled, or disposed of in ways that will reduce environmental impacts and conserve natural resources. As an environmentally-conscious company, Mercury focuses on and supports efforts that move towards a zero waste future through continuous improvement of production processes, sustainable materials management, and resource efficiency.
Facilities optimization and capital and asset efficiency are also significant themes in 1MPACT, and we believe we will create further value for all of our stakeholders as we use our resources more efficiently.
Further Information
Please see the ESG section of our website, www.mrcy.com, under "Company" for detailed disclosures on our commitment to sustainability and ESG practices. Information contained on our website and social media channels does not constitute part of this proxy statement or our annual report on Form 10-K.

MERCURY SYSTEMS, INC.
50 MINUTEMAN ROAD
ANDOVER, MA 01810
(978) 256-1300
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We are mailing this proxy statement, with the accompanying proxy card, to you on or about September 9, 2021 in connection with the solicitation of proxies by the Board of Directors of Mercury Systems, Inc. ("Mercury") for the annual meeting of shareholders to be held on October 27, 2021, and any adjournment or postponement of that meeting. The meeting will be held on October 27, 2021, beginning at 10:00 a.m. Eastern Time at our headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. You may vote by internet, telephone, or mail in order to have your shares voted at the meeting on your behalf.
What am I voting on?
There are three matters scheduled for a vote:
•election of three Class III directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors are duly elected and qualified;
•an advisory vote on the compensation of our named executive officers (the "say-on-pay" vote); and
•ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2022.
Who can attend and vote at the meeting?
Shareholders of record at the close of business on August 25, 2021 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.
What is the Admission Policy for the Annual Meeting?
All holders of Mercury shares as of the record date are encouraged to attend the annual meeting. In order to ensure the safety of all attendees, we have implemented the following security and admission policies.
•Eligible Attendees. Attendance is limited to registered and beneficial Mercury shareholders as of the record date.
•Admission Procedures. In order to be admitted to the meeting, you must present both an admission ticket and valid government-issued photo identification, such as a driver’s license or passport. You must register on or prior to October 15, 2021 in order to obtain an admission ticket.
•Obtaining an Admission Ticket. In order to obtain an admission ticket, please email us at annualmeeting@mrcy.com.
•Security Measures. Upon entering the meeting facility, you may be required to proceed through a security checkpoint. In addition, cameras, recording equipment, electronic devices, large bags, briefcases, and packages will not be permitted in the annual meeting.
What constitutes a quorum at the meeting?
The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on August 25, 2021, the record date, will constitute a quorum for purposes of the meeting. On the record date, 56,910,323 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described below) will be counted as present.

How do I vote my shares?
•Beneficial Shareholders. If you own shares through a broker, bank, or other holder of record (that is, your shares are held in "street name"), you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. If your shares are held in "street name" and you wish to vote them online at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted. Proxies submitted by internet or telephone must be received by 11:59 p.m., Eastern Time, on October 26, 2021.
•Registered Shareholders. If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.envisionreports.com/MRCY, by calling 1-800-652-VOTE (8683), or by signing and returning your proxy card. To vote by internet or telephone, you will need your voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 11:59 p.m., Eastern Time, on October 26, 2021. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:
•FOR the election of the three nominees for Class III directors named below under "Proposal 1: Election of Three Class III Directors;"
•FOR the approval of, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2022; and
•in the proxy's discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.
What discretion does my broker have to vote my shares held in "street name"?
A broker holding your shares in "street name" must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, there are certain matters on which brokers may not vote without specific instructions from you, such as the election of directors and the advisory vote on say-on-pay. If such matters come before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on those matters, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting.
Can I change my vote after I return my proxy card?
•Beneficial Shareholders. Beneficial shareholders should contact their broker, bank, or other holder of record for instructions on how to revoke their proxies or change their vote.
•Registered Shareholders. Registered shareholders may revoke their proxies or change their voting instructions at any time before 11:59 p.m., Eastern Time, on October 26, 2021, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to our Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.
Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person at the meeting.
How are votes counted?
•Election of directors. A director nominee receiving a majority of the votes properly cast at the meeting for the nominee's election (meaning he or she receives more votes cast "FOR" than cast "WITHHOLD") will be elected director. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.
•All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.
How is Mercury soliciting proxies?
We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

PROPOSAL 1: ELECTION OF THREE CLASS III DIRECTORS
    The following table provides summary information about our Directors and Director Nominee.

				Committee Memberships
Name	Director Since	Primary Occupation	Independent	AC	HC	NGC	GRC	M&A
Mark Aslett Class II Director Term Ending in 2023	2007	President and CEO Mercury Systems	No				M
James K. Bass Class I Director Term Ending in 2022	2010	Former President and CEO Piper Aircraft	Yes	M, F				M
Orlando P. Carvalho Class III Director Nominated for a Term Ending in 2024	2020	Former Executive Vice President Aeronautics, Lockheed Martin	Yes		M		M
Michael A. Daniels Class I Director Term Ending in 2022	2010	Former Chairman and CEO Mobile 365 and Network Solutions	Yes		M	M	M	C
Lisa S. Disbrow Class I Director Term Ending in 2022	2017	Under Secretary of the U.S. Air Force (Retired)	Yes	M, F		M	C
Mary Louise Krakauer Class II Director Term Ending in 2023	2017	Former Executive Dell and EMC	Yes		C
Barry R. Nearhos Class III Director Nominated for a Term Ending in 2024	2018	Former Managing Partner PricewaterhouseCoopers	Yes	C,F
William K. O'Brien Class II Director Term Ending in 2023	2008	Former Executive Chairman Enterasys Networks	Yes	M, F		M		M
Debora A. Plunkett Class III Director Nominee Nominated for a Term Ending in 2024	N/A	Federal Senior Executive (Retired) National Security Agency	Yes
Vincent Vitto Class III Director Term Ending in 2021 Chairman of the Board	2006	Former President and CEO Charles Stark Draper Laboratory	Yes		M	C	M	M

AC = Audit Committee	GRC = Government Relations Committee	M = Member
HC = Human Capital and Compensation Committee	M&A = M&A and Finance Committee	C = Committee Chair
NGC = Nominating and Governance Committee		F = Financial Expert
Who sits on the Board of Directors?
Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. As permitted by Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of nine members, with James K. Bass, Michael A. Daniels, and Lisa S. Disbrow serving as Class I directors, Mark Aslett, Mary Louise Krakauer, and

William K. O'Brien serving as Class II directors, and Orlando P. Carvalho, Barry R. Nearhos, and Vincent Vitto serving as Class III directors.
The terms of the Class I, Class II, and Class III directors expire in 2022, 2023, and 2021, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that the Class III nominees, which consist of two incumbent directors, Orlando P. Carvalho and Barry R. Nearhos, and one new director nominee, Debora A. Plunkett, be elected to serve terms of three years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. Mr. Vitto, a Class III director, informed the Board of Directors that he will retire from his service on the Board at the end of his current term effective at the 2021 Annual Meeting of Shareholders. We thank Mr. Vitto for his service on the Board and his guidance as Chairman as we have grown and developed over the past 15 years. The Board has selected Mr. O'Brien to serve as Chairman of the Board effective upon Mr. Vitto's retirement.
Directors' Qualifications and Diversity
The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Company's business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board's membership criteria. Accordingly, the Board of Directors and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors' overall composition and the Company's current and future needs.
The Nominating and Governance Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of conflicts with the Company's interests. In addition, the Nominating and Governance Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Company's current situation and strategic plans.
Our Board of Directors Policy recognizes the benefits that diversity brings to the Board and states that the Board has a goal to reflect gender, ethnic, and racial diversity in its membership. Having a Board composed of individuals with diverse skills, experience, backgrounds and perspectives means: competitive advantage; robust understanding of opportunities, issues and risks; inclusion of different concepts, ideas, and relationships; enhanced decision-making and dialogue; and heightened capacity for oversight of the organization and its governance. For purposes of Board composition, diversity includes, but is not limited to, business and industry skills and experience, gender, and ethnicity. The Board shall make good use of these differences and distinctions among individuals in determining the optimum composition of the Board. All Board appointments should collectively reflect the diverse nature of the business environment in which the Company operates and be made on merit, in the context of the skills, experience, independence, and knowledge which the Board requires to be effective.

In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Nominating and Governance Committee considers, among other things, each nominee's independence, financial literacy, personal and professional accomplishments, and experience, including the following:

Experience/ Qualification	Relevance to Mercury
Public Co. CEO	Experience as the chief executive officer of a publicly-traded company provides us with insights and understanding of the challenges of operating a business with multiple stakeholders with various and at times competing time horizons for return on investment.
Senior Leadership	Experience in significant leadership positions provides us with new insights and demonstrates key management disciplines that are relevant to the oversight of our business.
Defense Industry	Extensive experience in the defense industry provides an understanding of the complex environment in which we operate and is highly important to strategic planning and oversight of our business operations.
Technology Industry	Experience with secure sensor processing, rugged servers, mission computers, safety-critical avionics, radio frequency components, multifunction assemblies and subsystems provides an understanding of the complex operations of our business as well as the labor markets in which we compete for talent.
Corporate Governance	An understanding of organizations and governance supports management accountability, transparency, and protection of shareholder interests.
Risk Management	Risk management experience is critical in overseeing the risks we face today and those emerging risks that could present in the future.
Finance and Accounting	Finance and accounting experience is important in understanding and reviewing our business operations, strategy, and financial results.
Business Operations and Strategic Planning	An understanding of business operations and processes, and experience making strategic decisions, are critical to the oversight of our business, including the assessment of our strategic operating plan and business strategy.
Regulatory	An understanding of laws and regulations is important because we operate in a highly regulated industry and we are directly affected by government actions.
Talent Management	We place great importance on attracting and retaining superior talent, and motivating employees to achieve desired enterprise and individual performance objectives.
Mergers & Acquisitions (M&A)	Experience with acquiring and integrating companies through M&A transactions is important to understanding our acquisition growth strategy.
Debt and Equity Capital Markets	Debt and equity capital markets experience is important because we use the capital markets, along with cash generated from operations, to finance our growth agenda.
Diversity	The Board recognizes the benefits that diversity brings and has a stated goal to reflect gender, ethnic, and racial diversity in its membership.

Board Matrix for Non-Employee Directors and Director Nominee

Skill/ Qualification	James K. Bass	Orlando P. Carvalho	Michael A. Daniels	Lisa S. Disbrow	Mary Louise Krakauer	Barry R. Nearhos	William K. O'Brien	Debora A. Plunkett
Public Co. CEO	•		•				•
Senior Leadership	•	•	•	•	•	•	•	•
Defense Industry		•	•	•				•
Technology Industry	•	•	•		•		•	•
Corporate Governance	•	•	•		•	•	•
Risk Management	•	•	•	•	•	•	•	•
Finance and Accounting	•	•		•		•	•
Business Operations & Strategic Planning	•	•	•	•	•	•	•	•
Regulatory		•	•	•				•
Talent Management	•	•	•	•	•			•
Mergers & Acquisitions	•	•	•		•	•	•
Debt & Equity Capital Markets	•		•			•	•
Diversity				•	•			•
Mercury Board Tenure (years)	11	1	11	4	4	3	13	—
Other Public Company Boards			2	1	2			1
Recommendation
The Board of Directors recommends a vote FOR the election of the nominees listed below.
Information about the Directors
The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the three Class III nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.
The following information was provided by each of the incumbent directors whose term will continue after the meeting as well as by our director nominee.
Class III Directors - Nominated for a Term Ending in 2024:

Orlando P. Carvalho
Age: 63	Committee Memberships:
Director Since: 2020	Human Capital & Compensation Government Relations
Primary Occupation:
Former Executive Vice President, Aeronautics, Lockheed Martin
Description of Business Experience:	Skills and Qualifications:
Mr. Carvalho has over 38 years of experience in the aerospace and defense industry with Lockheed Martin. Before his retirement from Lockheed Martin in 2018, he was Executive Vice President of Lockheed Martin's Aeronautics business, a 24,000-employee enterprise. Mr. Carvalho held several integral leadership positions with Lockheed Martin, including Executive Vice President and General Manager of the F-35 Lightning II Joint Strike Fighter program, President of Lockheed Martin Mission Systems & Sensors, and General Manager and Vice President of Surface-Sea Based Ballistic Missile Defense Systems. Mr. Carvalho presently serves on the Board of Advisors for the University of Maryland Robert H. Smith School of Business and he is an Associate Fellow of the American Institute of Aeronautics and Astronautics. Mr. Carvalho's qualifications to serve on our Board of Directors include his executive experience with defense contracting and his knowledge of defense and aerospace technology, operations, and program management.	Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Mergers & Acquisitions Talent Management
Other Public Company Directorships Held in the Last Five Years:
None

Barry R. Nearhos
Age: 63	Committee Memberships:
Director Since: 2018	Audit (Chair)
Primary Occupation:
Former Managing Partner, PricewaterhouseCoopers
Description of Business Experience:	Skills and Qualifications:
Mr. Nearhos has over 35 years of experience with PricewaterhouseCoopers (PwC) providing assurance, business advisory, and other services to clients across multiple industries, including technology, life sciences, telecom, and manufacturing. Before his retirement from PwC in June 2015, Mr. Nearhos was Market Managing Partner for PwC's Northeast region, responsible for directing the strategy and operations of the firm's Boston, Hartford, and Albany offices. During his tenure, he also served as the leader of PwC's Northeast Assurance practice, a position he held from 2005 until 2008, and as a partner in PwC's Assurance practice from 1989 to 2015. He was a director of Virtusa Corporation, a publicly-traded IT services and outsourcing company, from 2016 until its acquisition by private equity in 2021. Mr. Nearhos is one of our "audit committee financial experts." Mr. Nearhos' qualifications to serve on our Board of Directors include his strong accounting and financial expertise.	Senior Leadership Corporate Governance Risk Management Business Operations & Strategy Finance and Accounting Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Virtusa Corporation (2016 - 2021)

Debora A. Plunkett
Age: 61	Committee Memberships:
Director Since: N/A Nominee for Director	N/A
Primary Occupation:
Federal Senior Executive (Retired), National Security Agency
Description of Business Experience:	Skills and Qualifications:
Ms. Plunkett's previous National Security Agency (NSA) positions include Director of Information Assurance from April 2010 to November 2014 and Deputy Director of Information Assurance from August 2008 to April 2010, where she led the agency's information assurance/cyber defense mission and directed thousands of NSA professionals worldwide. She also conceived and established the National Cyber Security Assistance Program to qualify commercial organizations for accreditation in performing cyber security services for national security systems, and advised Executive Branch decision-makers, including the National Security Council, on cyber issues. Most recently, Ms. Plunkett was the first person to serve in the newly established position of Senior
Advisor to the NSA Director, from November 2014 to January 2016, with a focus on enhancing equality, diversity, and inclusion for the agency's highly technical workforce. A highly credentialed professional, Ms. Plunkett received the Distinguished Service Medal and Exceptional Civilian Service Award from the NSA Director. She was awarded the Rank of Distinguished Executive by President Barack Obama, and the Rank of Meritorious Executive by President George W. Bush. As a recognized expert in national security, she has appeared on CBS/60 Minutes and Federal News Radio, been interviewed in the Washington Post, and given keynote addresses at high-profile cyber security and defense conferences. She currently serves on the CACI International and Nationwide Mutual Insurance Boards of Directors, is a Senior Fellow at Harvard University’s Belfer Center, and a professor in the cybersecurity graduate program at the University of Maryland. Ms. Plunkett's qualifications to serve on our Board of Directors include her extensive experience in cyber and national security as well as information assurance.	Senior Leadership Defense Industry Technology Industry Risk Management Business Operations & Strategy Regulatory Talent Management Diversity
Other Public Company Directorships Held in the Last Five Years:
CACI International Inc. (2018 - present)
J. C. Penney Company, Inc. (2017 - 2020)

Class II Directors - Serving a Term Ending in 2023:

Mark Aslett
Age: 53	Committee Memberships:
Director Since: 2007	Government Relations
Primary Occupation:
President and CEO, Mercury Systems
Description of Business Experience:	Skills and Qualifications:
Mr. Aslett has served as our President and Chief Executive Officer since November 2007. Prior to that, he was Chief Operating Officer and Chief Executive Officer of Enterasys Networks, a public technology company, from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including Executive Vice President of Marketing, Vice President of Portfolio Management, and President of Marconi Communications—North America, from 1998 to 2002. Mr. Aslett served on the Board of Directors of Enterasys Networks from 2004 to 2006. He has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms. Mr. Aslett provides an insider's perspective in Board discussions about the business and strategic direction of the Company with his detailed knowledge of the Company’s employees, customers, suppliers, business prospects, and markets.
Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets

Other Public Company Directorships Held in the Last Five Years:
None

Mary Louise Krakauer
Age: 64	Committee Memberships:
Director Since: 2017	Human Capital & Compensation (Chair)
Primary Occupation:
Former Executive, Dell and EMC
Description of Business Experience:	Skills and Qualifications:
Ms. Krakauer retired as the Executive Vice President, Chief Information Officer of Dell Corporation in 2017, where she was responsible for global IT. She served as the Executive Vice President, Chief Information Officer of EMC Corporation in 2016. Prior to that she served as EVP, Business Development, Global Enterprise Services for EMC Corporation during 2015. From 2012 to 2015 she was Executive Vice President, Global Human Resources for EMC Corporation, responsible for developing and executing a talent strategy in support of the business strategy, including executive and employee recruitment and development, compensation and benefits, acquisition integration and succession planning. Previously, she led large businesses as COO, Technology Services & Solutions and Managed Services at EMC Corporation, and VP/General Manager of multiple services businesses at Hewlett-Packard Corporation, Compaq Computer Corporation, and Digital Equipment Corporation. She has been a director of Xilinx Inc., a publicly-traded adaptive and intelligent computing company, since 2017 and DXC Technology Co., a publicly-traded IT services company, since 2018. Ms. Krakauer's qualifications to serve on our Board of Directors include her extensive executive experience in the technology industry, including leading large businesses, as well as the IT and Human Resources functions of a public company.
Senior Leadership Technology Industry Corporate Governance Risk Management Business Operations & Strategy Talent Management Mergers & Acquisitions Diversity
Other Public Company Directorships Held in the Last Five Years:
DXC Technology Co. (2018 - present)
Xilinx Inc. (2017 - present)

William K. O'Brien
Age: 77	Committee Memberships:
Director Since: 2008	Audit M&A and Finance Nominating & Governance
Primary Occupation:
Former Executive Chairman, Enterasys Networks
Description of Business Experience:	Skills and Qualifications:
Mr. O'Brien served as Executive Chairman at Enterasys Networks, a public technology company, from 2003 until his retirement in 2006. He served as Chief Executive Officer of Enterasys from 2002 to 2004, and as a member of the Board of Directors of Enterasys from 2002 to 2006. Prior to working at Enterasys, he worked for PricewaterhouseCoopers where he held several different senior management positions. Mr. O'Brien had over 33 years of experience in auditing and professional services while at PricewaterhouseCoopers. He was a director of Virtusa Corporation, a publicly-traded IT services and outsourcing company, from 2008 to 2020. Mr. O'Brien is one of our "audit committee financial experts." Mr. O'Brien's qualifications to serve on our Board of Directors include his executive experience in the technology industry, including being the Chairman and Chief Executive Officer of a public technology company, and his strong accounting and financial expertise.
Public Co. CEO Senior Leadership Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Virtusa Corporation (2008 - 2020)

Class I Directors - Serving a Term Ending in 2022:

James K. Bass
Age: 64	Committee Memberships:
Director Since: 2010	Audit M&A and Finance
Primary Occupation:
Former President and CEO, Piper Aircraft
Description of Business Experience:	Skills and Qualifications:
Mr. Bass served as a director of TTM Technologies, Inc., a publicly-traded global printed circuit board manufacturer, from 2000 to 2018, as a director of Tigrent, Inc., a publicly-traded provider of information for real estate and financial investing, from 2010 to 2015, and as a director of Legacy Education Alliance, Inc., a successor to Tigrent and a publicly-traded provider of educational training from 2014 to 2019, including serving as Chairman of the Board of Legacy from 2015 to 2019. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of the General Electric Company. Mr. Bass is one of our "audit committee financial experts." Mr. Bass' qualifications to serve on our Board of Directors include his extensive experience in the technology marketplace, his executive and operational experience as the Chief Executive Officer of a public company, and his broad experience with accounting and audit matters for publicly-traded companies.	Public Co. CEO Senior Leadership Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
TTM Technologies, Inc. (2000 - 2018)
Legacy Education Alliance, Inc. (2014 - 2019)

Michael A. Daniels
Age: 75	Committee Memberships:
Director Since: 2010	Human Capital & Compensation M&A and Finance (Chair) Government Relations Nominating & Governance
Primary Occupation:
Former Chairman and CEO, Mobile 365 and Network Solutions
Description of Business Experience:	Skills and Qualifications:
Mr. Daniels served as Chairman of the Board of Mobile 365, Inc. from May 2005 to November 2006 and served as its Chief Executive Officer from December 2005 to August 2006. Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc. Mr. Daniels was a director of Sybase, a publicly-traded global enterprise software and services company, from 2007 until its acquisition by SAP in 2010. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at Science Applications International Corporation (SAIC), a publicly-traded scientific, technical, and professional services firm, including Sector Vice President from February 1994 to May 2004. Mr. Daniels served as Chairman and Chief Executive Officer of Network Solutions, Inc., an internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions. From June 2007 to July 2009, Mr. Daniels served on the Board of Directors of Luna Innovations, a high technology manufacturer. From 2007 to 2013 Mr. Daniels served as Chairman of GlobalLogic. Apax Partners purchased GlobalLogic in 2013. In addition to his role at Mercury, he currently serves on the Board of Directors of Blackberry, as Chairman of the Board of CACI International as well as a Board member of Two Six Technologies. He served as the Chairman of the Logistics Management Institute from 2010 to 2019. Mr. Daniels' qualifications to serve on our Board of Directors include his extensive executive experience in the defense and technology industries and experience serving as a director of public companies, including software and technology companies.	Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Business Operations & Strategy Regulatory Talent Management Mergers & Acquisitions Debt and Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Blackberry Limited (2014 - present)
CACI International Inc. (2013 - present)

Lisa S. Disbrow
Age: 58	Committee Memberships:
Director Since: 2017	Audit Government Relations (Chair) Nominating & Governance
Primary Occupation:
Under Secretary of the Air Force (Retired)
Description of Business Experience:	Skills and Qualifications:
Ms. Disbrow retired as the U.S. Senate-confirmed Under Secretary of the Air Force in 2017, responsible for the affairs of the Air Force, including organizing, training, equipping, and providing for the welfare of approximately 660,000 active duty, Guard, Reserve and civilian Airmen, worldwide. She oversaw the Air Force’s annual budget of over $132 billion dollars and directed strategy and policy development, risk management, weapons requirements and acquisition, technology investments, and human resource management across a global enterprise. Ms. Disbrow served as the Acting Secretary of the Air Force from January through May 2017. In 2014, Ms. Disbrow was confirmed by the Senate as the Assistant Secretary of the Air Force for Financial Management and Comptroller, the principal senior official on all financial matters with a financial workforce of 10,000 personnel world-wide. She served in multiple senior positions on the Joint Staff and on the National Security Council at the White House. Ms. Disbrow was commissioned into the U.S. Air Force in 1985 and retired in 2008 as a Colonel with over 23 years of total active and reserve service. Ms. Disbrow is one of our "audit committee financial experts." Ms. Disbrow's qualifications to serve on our Board of Directors include her extensive military and budget experience in the Company’s target defense market, her defense procurement experience, and her knowledge of defense and aerospace technology.
Senior Leadership Defense Industry Risk Management Finance and Accounting Business Operations & Strategy Regulatory Talent Management Diversity
Other Public Company Directorships Held in the Last Five Years:
Perspecta, Inc. (2018 - 2021)
Blackberry Limited (2019 - present)

CORPORATE GOVERNANCE
Corporate Governance Highlights
Our commitment to good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in us and our brand. Our governance framework includes the following highlights:

Board and Governance Information (1)		Board and Governance Information (1)
Size of the Board of Directors	9	Board Meetings Held During Fiscal 2021 (3)	12
Number/ % of Independent Directors	8/ 89%	Poison Pill	No
Average Age of Independent Directors	66	Proxy Access	No
Average Independent Director Tenure	7 years	Code of Business Conduct and Ethics	Yes
Women Board Members	33%	Stock Ownership Guidelines: Directors & Executives	Yes
Board Committees Chaired by Women	40%	Board Refreshment: New Directors Over Past 5 Years	5
Classified Board of Directors	Yes	Anti-Hedging and Pledging Policies	Yes
Majority Voting in Director Elections	Yes	Compensation Clawback Policy	Yes
Plurality Voting in Contested Director Elections	Yes	Separate Chairman and CEO	Yes
Annual Board and Committee Self-Assessments	Yes	Ongoing Shareholder Outreach and Engagement	Yes
Annual Director Peer Assessments	Yes	Capital Structure with One Vote per Common Share	Yes
Limited Membership on Other Public Co Boards	Yes	Succession Planning Process for Senior Management	Yes
Board Committees are 100% Independent Directors	Yes (2)	Regular Executive Sessions without Management	Yes
(1) Reflects the retirement of Mr. Vincent Vitto from the Board as well as Chairman of the Board effective upon the 2021 Annual Meeting of Shareholders as well as the nomination of Debora A. Plunkett for election at the Annual Meeting.
(2) Each of the Audit Committee, Human Capital and Compensation Committee, Nominating and Governance Committee, and M&A and Finance Committee is comprised of 100% independent directors. Our CEO is a member of the Government Relations Committee as we believe his experience with our customers and markets adds value to the Committee.
(3) During fiscal 2021, we conducted our Board and Committee meetings virtually using video conference calls as part of our COVID safety protocols and found the meetings to be highly effective in a socially distanced environment.
Independence
The Board of Directors has determined that a majority of the members of the Board should consist of "independent directors," determined in accordance with the applicable listing standards of the Nasdaq Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director's immediate family from Mercury, any professional relationship between a director or a member of a director's immediate family and Mercury's outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director's immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). The Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission ("SEC"), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be "affiliated persons" of Mercury or its subsidiaries. In addition, the Board of Directors has determined that directors who serve on the Human Capital and Compensation Committee must satisfy the standards for being considered a "non-employee director" within the meaning of SEC Rule 16b-3.
Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Aslett, who is Mercury's President and Chief Executive Officer.

How are nominees for the Board selected?
Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. The Committee did not receive any shareholder nominations for election of directors at this year's meeting. With respect to the nominees for Class III director standing for election at the meeting, Mr. Carvalho was most recently elected as a Class III director at the 2020 Annual Meeting of Shareholders, Mr. Nearhos was most recently elected as a Class III director at the 2019 Annual Meeting of Shareholders, and Ms. Plunkett is a new nominee for initial election at the 2021 Annual Meeting.
When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate's past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the Committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board, other than the Government Relations Committee, are comprised entirely of independent directors. The Nominating and Governance Committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. Our Board Policy recognizes the benefits that diversity brings to the Board and states that the Board has a goal to reflect gender, ethnic, and racial diversity in its membership. The Committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The Committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the Committee or others.
Shareholders who wish to submit director candidates for consideration should send such recommendations to our Secretary at our executive offices not less than, unless a lesser time period is required by applicable law, 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu of an annual meeting. Such recommendations must include the following information as to each person whom the shareholder proposes to nominate for election or reelection as a director:
•the name and address of the shareholder and each of his or her nominees;
•a description of all arrangements or understandings between the shareholder and each such nominee;
•such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder; and
•the consent of each nominee to serve as a Director if so elected.
In addition, such recommendations must include the following information as to each shareholder giving the notice:
•the number of all shares of Mercury stock held of record, owned beneficially (directly or indirectly) and represented by proxy by such shareholder as of the date of such notice and as of one year prior to the date of such notice;
•a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;
•a description of any derivative position held or beneficially held (directly or indirectly) by such shareholder with respect to Mercury stock;
•a description of any proxy, contract, arrangement, understanding, or relationship between such shareholder and any other person or persons (including their names and addresses) in connection with the nomination or nominations to be made by such shareholder or pursuant to which such shareholder has a right to vote any Mercury stock; and
•a description of any proportionate interest in Mercury stock or derivative positions with respect to Mercury held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner.
We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading "Shareholder Proposals for the 2022 Annual Meeting."
Can I communicate with Mercury’s directors?
Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810, attention: Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
What committees has the Board established?
The Board of Directors has standing Audit, Human Capital and Compensation, Nominating and Governance, M&A and Finance, and Government Relations Committees. As described above under the heading "Independence," all of the members of the Audit, Human Capital and Compensation, Nominating and Governance, and M&A and Finance Committees are deemed to be independent directors. Each of our Board committees acts under a written charter, copies of which can be found on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance."
Audit Committee
The Audit Committee assists the Board in its oversight of management's conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.
Human Capital and Compensation Committee
The Human Capital and Compensation Committee is responsible for:
•setting the compensation of our executive officers;
•reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers;
•overseeing the administration of our equity-based and other long-term incentive plans;
•exercising any fiduciary, administrative, or other function assigned to the committee under any of our health, benefit, or welfare plans, including our 401(k) retirement savings plan;
•reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board;
•overseeing the development and implementation of succession planning for our senior executives; and
•overseeing our human capital management practices, including our culture, talent recruitment, development, and retention, employee engagement, workplace safety, and diversity, equity, and inclusion.
All of the independent directors on the Board annually review and approve our CEO's corporate financial performance objectives, and evaluate the CEO's performance in light of those goals and objectives. Based on the foregoing, the Human Capital and Compensation Committee sets the CEO's compensation, including salary, target bonus, bonus and over-achievement payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Human Capital and Compensation Committee, and the Committee sets their compensation. Our Senior Vice President, Chief Human Resources Officer and the Committee's independent compensation consultant also make recommendations to the Committee regarding compensation for our executives.

The Human Capital and Compensation Committee may delegate to the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and the Chief Human Resources Officer the authority to grant equity awards under our 2018 Stock Incentive Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act. The Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our human resources and finance departments and to outside service providers, as appropriate.
The Human Capital and Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Committee has engaged an outside compensation consultant, which has been Mercer since 2018, to assist the Committee in applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Mercer periodically attend Committee meetings, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, at the direction of the Committee, Mercer may assist management in analyzing the compensation of our non-executive employees. Mercer's services also include providing a chief medical advisor for COVID related planning and due diligence services for M&A pursuits.
The Human Capital and Compensation Committee's independent compensation consultant provides input to the Committee regarding compensation for non-employee directors. The Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.
Information regarding fees paid to Mercer can be found in the Compensation Discussion & Analysis section of this proxy statement under "How We Determine Executive Compensation".
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The Committee has recommended the nominees for election at the annual meeting. The Committee oversees the process by which the Board and Committees each assesses its effectiveness as well as the individual director peer assessment process. The Committee reviews our Board of Directors Policy and reviews our environmental sustainability policies, strategies, and related disclosures and reports to the Board any recommendations for changes in the Company's governance of environmental risks and opportunities. The Committee is authorized to obtain advice and assistance from independent consultants, director search firms, outside counsel, and other advisors as it deems appropriate, at our expense.
M&A and Finance Committee
The M&A and Finance Committee assists the Board in reviewing and assessing M&A transactions. The Committee is comprised of at least three members, all independent directors, as appointed by the Board. The Committee also serves as the pricing committee for any of the Company's capital markets activities.
Government Relations Committee
The Government Relations Committee, consisting of three or more members as appointed by the Board, assists the Board with the following functions:
•identifying and evaluating global security, political, budgetary, regulatory, and other issues, trends, opportunities, and challenges that could impact our business activities and performance;
•making recommendations to continue to raise our visibility in the marketplace and awareness of our commercial business model, as well as our products and capabilities; and
•making recommendations concerning our government relations activities, including our interactions with local, state, and federal government on matters of impact to our business with the aim of enhancing our customer base.
In carrying out its duties and responsibilities, the Government Relations Committee has the authority to meet with and make inquiries of our employees as well as obtain advice and assistance from external advisors.

How often did the Board and Committees meet during fiscal 2021?
The Board of Directors met 12 times during fiscal 2021. The table below reports information about the committees during fiscal 2021:

Name	Audit Committee(1)	Human Capital & Compensation Committee	Nominating & Governance Committee	M&A and Finance Committee	Government Relations Committee
Mark Aslett					X
James K. Bass	X			X
Orlando P. Carvalho		X			X
Michael A. Daniels		X	X	Chair	X
Lisa S. Disbrow	X		X		Chair
Mary Louise Krakauer		Chair
Barry R. Nearhos	Chair
William K. O'Brien	X		X	X
Vincent Vitto		X	Chair	X	X
Number of Meetings During Fiscal 2021	10	10	3	1	3
(1)    The Board has determined that each of Messrs. Bass, Nearhos, and O'Brien and Ms. Disbrow qualified as an "audit committee financial expert" under SEC rules.
All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.
Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met four times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by Mr. Vitto, our Chairman of the Board.
How Does Mercury Approach Board Refreshment?
To garner new ideas and perspectives, and to respond to the ever-changing needs of our stakeholders, the Board actively seeks candidates representing a range of tenures, areas of expertise, industry experience, and backgrounds. In 2017, the Board added Lisa S. Disbrow and Mary Louise Krakauer, in 2018 the Board added Barry R. Nearhos, in 2020 the Board added Orlando P. Carvalho, and in 2021 the Board nominated Debora A. Plunkett for election at the annual meeting. Mr. Vitto, a Class III director, informed the Board of Directors that he will retire from his service on the Board at the end of his current term effective at the 2021 Annual Meeting of Shareholders.
Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?
Directors are encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the 2020 annual meeting of shareholders.
Does Mercury have stock ownership guidelines for directors?
Each non-employee director is expected to own or control, directly or indirectly, shares of the Company's common stock equal to five times the value of the annual director cash retainer within five years of first becoming a non-employee director. Each non-employee director is expected to retain such investment in the Company as long as he or she is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.
Does Mercury have stock ownership guidelines and holding requirements for its Chief Executive Officer?
The CEO is expected to own or control, directly or indirectly, shares of Mercury common stock with a value of at least five times the CEO's base salary. The CEO is expected to meet this guideline within five years of first becoming CEO and is expected to retain such investment in the Company as long as he or she is the CEO. Prior to meeting the five times holding requirement per this guideline, after applicable tax withholding on the vesting of an equity award, the CEO is required to retain 50% of the net, after tax award until he or she is in compliance with the stock ownership guideline. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances. Mr. Aslett's holdings of our common stock satisfy the stock ownership guidelines.
Does Mercury have stock ownership guidelines and holding requirements for its executives who report to the Chief Executive Officer?
Each of the executives who report directly to the CEO is expected to own or control, directly or indirectly, shares of Mercury common stock with a value of at least three times the individual's base salary. Each such executive is expected to meet this guideline within five years of first becoming a direct report to the CEO, or within five years of January 22, 2019, whichever is later. Each such executive is expected to retain such investment in the Company as long as he or she is a direct report to the CEO. Prior to meeting the three times holding requirement per this guideline, after applicable tax withholding on the vesting of an equity award, the executive is required to retain 50% of the net, after tax award until he or she is in compliance with the stock ownership guideline. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances. Each of our executive's holdings of our common stock satisfy the stock ownership guidelines.
Does Mercury have a Code of Business Conduct and Ethics?
Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website.
Does Mercury have a Human Rights Policy?
Yes. We have adopted a Human Rights Policy applicable to our employees and our suppliers. Our Human Rights Policy is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." This Policy goes beyond mere compliance with law. When differences arise between standards and legal requirements, the stricter standard applies, in compliance with applicable law. We also expect our employees and suppliers to conduct themselves in accordance with all other Mercury policies, including the Code of Business Conduct and Ethics.
Does Mercury have a Supplier Code of Conduct?
Yes. We have adopted a Supplier Code of Conduct. Our Supplier Code of Conduct is posted on our website at www.mrcy.com. Our Supplier Code establishes minimum expectations and requirements for suppliers, as well as their employees, subcontractors, and agents in connection with their business dealings with Mercury. We encourage suppliers to go beyond the principles outlined in the Supplier Code and to observe the highest international standards. If a matter is not expressly addressed in the Supplier Code, we expect suppliers to use good judgment and respect the spirit of the Supplier Code.
Does Mercury have a method for the anonymous reporting of accounting, legal, and ethical concerns?
Yes. Our Code of Business Conduct and Ethics, our Human Rights Policy, and our Supplier Code of Conduct each include a means for the anonymous reporting of any concerns about accounting, legal, and ethical matters. Any employee, supplier, customer, shareholder, or other interested party can submit a report via the following anonymous methods:
•by telephone voicemail at 866-277-5739; or
•by submitting a complaint via the internet at www.whistleblowerservices.com/mrcy.
Does Mercury have a written policy governing related-person transactions?
Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the Audit Committee or to convene a special meeting of the Committee, the Chair of the Committee has been delegated authority to review and approve related-person transactions.

Transactions subject to this policy may be pursued only if the Audit Committee (or the Chair of the Committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.
Does Mercury make corporate political contributions?
No, we do not use corporate funds for political contributions. If we were to use corporate funds for political activities, per our Code of Business Conduct and Ethics, any such contribution would require approval by the Board of Directors.
Does Mercury have a clawback policy?
Yes. We have adopted a clawback policy applicable to our executive officers. This policy is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." Pursuant to our policy, the Board of Directors shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.
Does Mercury have a short sale, hedging and pledging policy?
Yes. Pursuant to our insider trading policy, no employee, executive officer, or director may at any time sell any securities of Mercury that are not owned by such person at the time of the sale. Also, no such employee, executive officer, or director may buy or sell puts, calls, or other derivative securities of Mercury at any time. In addition, no such employee, executive officer, or director may hold Mercury securities in a brokerage margin account or pledge Mercury securities as collateral.
Does Mercury have a shareholder rights agreement?
No, Mercury does not have a shareholder rights agreement or other "poison pill."
Does Mercury regularly engage with its shareholders?
Yes, corporate governance is a focus at Mercury. Our executive officers and the Board believe that shareholder engagement is an important component of our governance practices. We engage with shareholders on a variety of matters, such as corporate governance, executive compensation, and sustainability and have been responsive to the feedback provided by shareholders. Our shareholder engagement program is a year-round process that includes our annual investor day, our regular participation at investment conferences, and our engagement with shareholders on non-deal roadshows at which our executives regularly meet with shareholders.
How Does the Board of Directors Exercise Its Oversight of Risk?
Our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation. Our senior management engages in an enterprise risk management ("ERM") process each fiscal year. The process consists of an annual assessment of risks and an ongoing review of risk mitigation efforts and assessment of new risk developments. At regularly scheduled Board meetings, our Senior Director of Internal Audit reviews the key risks identified in the ERM process and management's plans for mitigating such risks. Our directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.
In addition to discussions at regular Board meetings, the Audit Committee focuses on risks related to accounting, internal controls, financial and tax reporting, and related-party transactions; the Human Capital and Compensation Committee focuses on risks associated with our executive compensation policies and practices, executive succession planning, and human capital management practices and metrics; the Nominating and Governance Committee focuses on risks associated with non-compliance with SEC and Nasdaq requirements for director independence, the implementation of our corporate governance policies, and environmental sustainability policies and strategies; the M&A and Finance Committee focuses on risks related to our acquisition activities; and the Government Relations Committee focuses on risks to our business from governmental actions, including the defense budget and continuing budget resolutions.

How is the Leadership of the Board of Directors Structured and How Does this Leadership Structure Impact Risk Oversight?
Our Board Policy provides that the Chairman of the Board will be elected from among the independent directors, barring the Board's specific determination otherwise. If, in its judgment the Board determines that election of a non-independent Chairman would best serve the Company at a particular time, such a Chairman would be excluded from executive sessions of the independent directors. In such case, a Lead Independent Director, as appointed from time to time, would preside over executive sessions and would perform such other duties as might be determined from time to time by the Board.
The Board has determined that having a separate Chairman and Chief Executive Officer is the most appropriate leadership structure for the Board of Directors at this time. However, the roles of Chairman and CEO may be filled by the same or different individuals. This allows the Board of Directors flexibility to determine whether the two roles should be combined in the future based upon the Company's needs and the Board of Directors' assessment of the Company’s leadership from time to time.
As discussed above, our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation through our ERM process. Our Chairman of the Board is responsible for providing leadership for the Board, including the Board's evaluation of management’s ERM process.
The Board of Directors meets in executive session without management present at each quarterly Board meeting and the Audit Committee meets in executive session at each quarterly Committee meeting, as well as having regular executive sessions with our Senior Director of Internal Audit and our independent registered public accounting firm.
Do Our Compensation Programs Create a Reasonable Likelihood of Material Adverse Effects for the Company?
Our general employee compensation programs are substantially less weighted toward incentive compensation and equity awards than those for our executive officers. While managers below the executive officers do have incentive compensation tied to Company performance, and may receive equity awards in the form of restricted stock, the relative weight of their fixed salary compensation is much greater than for the executive officers. While some sales personnel are heavily dependent on sales-based commissions, the terms on which they may make sales are controlled by business unit managers and corporate-level bookings and revenue recognition procedures overseen and administered by non-sales executives.
Although any compensation program can create incentives that may include an element of risk and prove to be inappropriate to future circumstances, or that may encourage behavior that proves to be risky for the organization, the Human Capital and Compensation Committee believes that our programs, for both executives and other employees, do not create a reasonable likelihood of material adverse effects for the Company. In reaching this conclusion, the Committee considered the following:
•Our compensation program consists of both fixed and variable components, as well as short and long-term performance measures. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of the performance of our business or stock price. The variable portion (i.e., bonus and equity awards) is based upon our financial performance against short- and long-term objectives and multi-year time-based vesting criteria. This mix of compensation is designed to motivate our employees, including our executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.
•For the variable portion of compensation, the executive bonus program is focused on profitability while the executive equity program awards have a mix of time-based and multi-year performance-based vesting. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. In addition, we prohibit all our executive officers from short selling Mercury stock or from buying or selling puts, calls, or other derivative securities related to Mercury stock. By prohibiting such hedging transactions our executives cannot insulate themselves from the effects of poor stock performance.
•In order for any employee, including our executive officers, to be eligible for the corporate financial performance element of our bonus program, we must first achieve a certain level of profitability that is established by the Human Capital and Compensation Committee (we refer to this metric as “adjusted EBITDA”). We believe that focusing on profitability rather than other measures encourages a balanced approach to our performance and emphasizes consistent behavior across the organization.
•Our executive bonus program payout is capped, as are our performance equity awards. We believe this mitigates excessive risk taking by limiting payouts even if we dramatically exceed our financial targets and other performance metrics.

•Our bonus program has been structured around attaining a certain level of profitability for several years and we have seen no evidence that it encourages unnecessary or excessive risk taking.
•We have a clawback policy and stock ownership requirements for our executive officers which we believe limit excessive risk taking.
The calculation of our adjusted EBITDA for the executive bonus program is reviewed and defined annually by our Human Capital and Compensation Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers.
Does Mercury have a commitment to sustainability and provide information on its Environmental, Social, and Governance ("ESG") practices?
    Please see the Executive Summary of this proxy statement as well as the ESG section of our website, www.mrcy.com, under "Company" for detailed disclosures on our commitment to sustainability and ESG practices. Information contained on our website and social media channels does not constitute part of this proxy statement or our annual report on Form 10-K.
Does Mercury have a commitment to culture and values?
We are aware that the workforce required to grow our business and deliver creative solutions is rich in diversity of thought, experience, and culture. Our diversity and inclusion focus on building and maintaining the talent that will create cohesive and collaborative teams that drive innovation.
Our industry leadership is attributable to the spirit and commitment of our employees.
We are a destination employer for high performing, diverse, global talent. We deliver a world-class employee experience in a fast paced, energetic, and innovative environment that values results, caring, and learning.
We are dedicated to providing a world class employee experience and maximizing the potential of our greatest asset — our people. We embrace growth and the opportunity it brings, with a focus on: a healthy, vibrant, high performance culture; organizational effectiveness; a robust talent pipeline; compensation that recognizes and rewards success; and lifelong learning and mentoring.
We are committed to making Mercury a great place to work, no matter where our employees are located. We offer a casual and enjoyable work environment and encourage employees to get involved. Our social committees at each site organize a range of engagement activities including: holiday celebrations, participation in community events such as blood drives and organized family-friendly events.
At Mercury, we believe in building strong communities both inside our company and in the areas where we live and work. We are committed to our vision for strong communities, and we are taking action to achieve our goals. We strive to positively impact our local and global communities and understand that an important part of our success is giving back. As a community, we participate in charitable and educational initiatives around the world, donating time and contributing financially to community organizations focused on our country's youth and armed/veteran services. Additionally, our team members are involved in numerous community service and fundraising events throughout the year.

DIRECTOR COMPENSATION
The Human Capital and Compensation Committee performs an annual review of non-employee director compensation. Our director compensation philosophy is to provide our non-employee directors with competitive compensation. Our compensation philosophy is intended to offer compensation that attracts highly qualified non-employee directors and retain the leadership and skills necessary to build long-term shareholder value. Directors who are also our employees receive no additional compensation for serving on the Board of Directors.
Fiscal 2021
During fiscal 2021, our non-employee directors received an annual cash retainer of $60,000 and the following positions received additional cash retainers:

Independent Chairman of the Board	$45,000 per annum
Chairman of the Audit Committee	25,000 per annum
Chairman of the Human Capital and Compensation Committee	20,000 per annum
Chairman of the Nominating and Governance Committee	12,000 per annum
Chairman of the Government Relations Committee	12,000 per annum
Chairman of the M&A and Finance Committee	12,000 per annum
All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.
New non-employee directors are granted restricted stock awards in connection with their first election to the Board. These awards are granted by the Board of Directors and consist of shares of restricted stock for the number of shares of common stock equal to $225,000 divided by the average closing price of our common stock during the 30 calendar days prior to the date of grant. These awards vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.
Non-employee directors also receive annual restricted stock awards for the number of shares of common stock equal to $150,000 divided by the average closing price of our common stock during the 30 calendar days prior to the date of grant. These awards vest on the first anniversary of the date of grant.
Non-employee directors will not be eligible to receive an annual restricted stock award for the fiscal year in which they are first elected.
The compensation paid to the non-employee members of the Board of Directors with respect to fiscal 2021 was as follows:
Non-Employee Director Compensation—Fiscal 2021

Name	Fees Earned	Restricted Stock Awards ($)(1)	Total
James K. Bass	$60,000	$128,700	$188,700
Orlando P. Carvalho	60,000	128,700	188,700
Michael A. Daniels	82,000	128,700	210,700
Lisa S. Disbrow	72,000	128,700	200,700
Mary Louise Krakauer	75,000	128,700	203,700
Barry R. Nearhos	78,750	128,700	207,450
William K. O'Brien	72,500	128,700	201,200
Vincent Vitto	117,000	128,700	245,700
(1)This column represents the grant date fair value of restricted stock awards for fiscal 2021 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards granted to non-employee directors in fiscal 2021 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.

The aggregate number of unvested restricted stock awards outstanding for each non-employee director at July 2, 2021 was as follows:

Name	Aggregate Unvested Restricted Stock Awards (# of shares)
James K. Bass	1,950
Orlando P. Carvalho	3,514
Michael A. Daniels	1,950
Lisa S. Disbrow	1,950
Mary Louise Krakauer	1,950
Barry R. Nearhos	1,950
William K. O’Brien	1,950
Vincent Vitto	1,950
Fiscal 2022
The Human Capital and Compensation Committee, with the assistance of the Committee's independent compensation consultant, performed its annual review of the Company's compensation for non-employee directors. Based on market data, including data for our peer group, the Committee recommended, and the Board of Directors approved, the following changes to the compensation policy for non-employee directors effective for fiscal 2022:
•increased the annual cash retainer for non-employee directors from $60,000 to $65,000; and
•increased the annual restricted stock awards for non-employee directors from the number of shares equal to $150,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant to the number of shares equal to $175,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant.

EQUITY COMPENSATION PLANS
The following table sets forth information as of July 2, 2021 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders (2)	—	(3)	$—	5,031,431	(4)
Equity compensation plans not approved by shareholders	—		—	—
TOTAL	—		$—	5,031,431

(1)Does not include outstanding unvested restricted stock awards.
(2)Consists of our 2018 Stock Incentive Plan, as amended and restated to date ("2018 Plan"), and our 1997 Employee Stock Purchase Plan, as amended and restated to date ("ESPP").
(3)Does not include purchase rights under the ESPP, as the purchase price and number of shares to be purchased is not determined until the end of the relevant purchase period.
(4)Includes 4,603,744 shares available for future issuance under the 2018 Plan and 427,687 shares available for future issuance under the ESPP.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in greater detail under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, which should result in increased value for our shareholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Required Vote
This vote is advisory, which means that the vote on executive compensation is not binding on us, our Board of Directors, or the Human Capital and Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Capital and Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.
The affirmative vote of a majority of the votes properly cast is required to approve this Proposal 2.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure."
Recommendation
The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 1, 2022. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of KPMG will attend the annual meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from shareholders.
Required Vote
Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2022 requires the affirmative FOR vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted FOR approval of the ratification of the appointment.
Recommendation
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2022.

VOTING SECURITIES
Who owns more than 5% of our stock?
On August 25, 2021, there we 56,910,323 shares of our common stock outstanding. On that date, to our knowledge, there were three shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The "Percent of Class" was calculated using the number of shares of our common stock outstanding as of August 25, 2021. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	7,914,776	14.1%
The Vanguard Group, Inc. (2)	4,953,846	8.9
William Blair Investment Management, LLC (3)	3,249,564	5.8
(1)Based on a Schedule 13G/A filed by Black Rock, Inc. with the SEC on January 26, 2021, reporting beneficial ownership as of December 31, 2020. The reporting entity's address is 55 East 52nd Street, New York, New York 10022.
(2)Based on a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 10, 2021, reporting beneficial ownership as of December 31, 2020. The reporting entity's address is 100 Vanguard Boulevard, Malvern, PA 19355.
(3)Based on a Schedule 13G filed by William Blair Investment Management, LLC with the SEC on February 11, 2021, reporting beneficial ownership as of December 31, 2020. The reporting entity's address is 150 North Riverside Plaza, Chicago, IL 60606.
How much stock does each of Mercury’s directors and executive officers own?
The following information is furnished as of August 25, 2021, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer); (2) our chief financial officer and the two most highly compensated executive officers other than the chief executive officer and the chief financial officer; (3) our two executive officers appointed in August and September 2021; and (4) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Mark Aslett (2)	309,620	**
James K. Bass (3)	64,116	**
Orlando P. Carvalho (4)	5,078	**
Michael A. Daniels (5)	77,848	**
Lisa S. Disbrow (6)	11,866	**
Mary Louise Krakauer (7)	11,866	**
Barry R. Nearhos (8)	8,495	**
William K. O'Brien (9)	59,597	**
Vincent Vitto (10)	86,342	**
Christopher C. Cambria (11)	89,073	**
Thomas Huber (12)	—	**
Brian E. Perry (13)	48,717	**
Michael D. Ruppert (14)	138,460	**
Didier M.C. Thibaud (15)	245,917	**
All directors and executive officers as a group (14 persons) (16)	1,156,995	2.0%
 * The address for each director and executive officer is c/o Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810.

** Less than 1.0%.
(1)The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 25, 2021 are outstanding.
(2)Includes (a) 119,151 shares owned by Mr. Aslett individually; and (b) 190,469 restricted shares awarded to Mr. Aslett under our stock-based plans (as to which Mr. Aslett has sole voting power, but which are subject to restrictions on transfer).
(3)Includes (a) 62,166 shares owned by Mr. Bass individually; and (b) 1,950 restricted shares awarded to Mr. Bass under our stock-based plans (as to which Mr. Bass has sole voting power, but which are subject to restrictions on transfer).
(4)Includes (a) 0 shares owned by Mr. Carvalho individually; and (b) 5,078 restricted shares awarded to Mr. Carvalho under our stock-based plans (as to which Mr. Carvalho has sole voting power, but which are subject to restrictions on transfer).
(5)Includes (a) 75,898 shares owned by Mr. Daniels individually; and (b) 1,950 restricted shares awarded to Mr. Daniels under our stock-based plans (as to which Mr. Daniels has sole voting power, but which are subject to restrictions on transfer).
(6)Includes (a) 9,916 shares owned by Ms. Disbrow individually; and (b) 1,950 restricted shares awarded to Ms. Disbrow under our stock-based plans (as to which Ms. Disbrow has sole voting power, but which are subject to restrictions on transfer).
(7)Includes (a) 9,916 shares owned by Ms. Krakauer individually; and (b) 1,950 restricted shares awarded to Ms. Krakauer under our stock-based plans (as to which Ms. Krakauer has sole voting power, but which are subject to restrictions on transfer).
(8)Includes (a) 4,253 shares owned by Mr. Nearhos individually; and (b) 4,242 restricted shares awarded to Mr. Nearhos under our stock-based plans (as to which Mr. Nearhos has sole voting power, but which are subject to restrictions on transfer).
(9)Includes (a) 3,656shares owned by Mr. O'Brien individually; (b) 53,991 shares owned by family trusts controlled by Mr. O’Brien; and (c) 1,950 restricted shares awarded to Mr. O’Brien under our stock-based plans (as to which Mr. O’Brien has sole voting power, but which are subject to restrictions on transfer).
(10)Includes (a) 84,392 shares owned by Mr. Vitto individually; and (b) 1,950 restricted shares awarded to Mr. Vitto under our stock-based plans (as to which Mr. Vitto has sole voting power, but which are subject to restrictions on transfer).
(11)Includes (a) 49,241 shares owned by Mr. Cambria individually; and (b) 39,832 restricted shares awarded to Mr. Cambria under our stock-based plans (as to which Mr. Cambria has sole voting power, but which are subject to restrictions on transfer).
(12)Mr. Huber joined us on September 7, 2021.
(13)Includes (a) 35,207 shares owned by Mr. Perry individually; and (b) 13,510 restricted shares awarded to Mr.Perry under our stock-based plans (as to which Mr. Perry has sole voting power, but which are subject to restrictions on transfer).
(14)Includes (a) 63,876 shares owned by Mr. Ruppert individually; and (b) 74,584 restricted shares awarded to Mr. Ruppert under our stock-based plans (as to which Mr. Ruppert has sole voting power, but which are subject to restrictions on transfer).
(15)Mr. Thibaud, our former Executive Vice President, Chief Operating Officer (COO) retired as COO effective as of August 26, 2021. Includes (a) 200,425 shares owned by Mr. Thibaud individually; and (b) 45,492 restricted shares awarded to Mr. Thibaud under our stock-based plans (as to which Mr. Thibaud has sole voting power, but which are subject to restrictions on transfer).
(16)Includes (a) 772,088 shares owned by directors and executive officers individually or by family trusts controlled by directors individually; and (b) 384,907 restricted shares awarded to the directors and executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer).

EXECUTIVE OFFICERS
Who are Mercury’s executive officers?
The following persons are our executive officers:

Name	Age	Position
Mark Aslett	53	President and Chief Executive Officer
Christopher C. Cambria	63	Executive Vice President, General Counsel, and Secretary
Thomas Huber	44	Executive Vice President, Chief Transformation Officer
Brian E. Perry	54	Executive Vice President, President, Processing Division
Michael D. Ruppert	47	Executive Vice President, Chief Financial Officer, and Treasurer
Our executive officers are appointed to office by the Board of Directors at the first board meeting following the Annual Meeting of Shareholders or at other board meetings as appropriate, and hold office until the first board meeting following the next Annual Meeting of Shareholders and until a successor is chosen, subject to prior death, resignation or removal. Mr. Perry was appointed as an executive officer as of August 3, 2021. Mr. Thibaud, our former Executive Vice President, Chief Operating Officer (COO), retired as COO effective as of August 26, 2021. Mr. Huber joined us on September 7, 2021 as our Executive Vice President, Chief Transformation Officer.

Information regarding our executive officers as of the date of filing of this proxy statement is presented below.

Mark Aslett
Mark Aslett joined Mercury in 2007 and has served as the President and Chief Executive Officer and as a member of the Board since 2007. Prior to joining Mercury, he was Chief Operating Officer and Chief Executive Officer of Enterasys Networks from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including Executive Vice President of Marketing, Vice President of Portfolio Management, and President of Marconi Communications-North America, from 1998 to 2002. Mr. Aslett has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms.

Christopher C. Cambria
Christopher C. Cambria joined Mercury in 2016 as Senior Vice President, General Counsel, and Secretary and was appointed Executive Vice President, General Counsel, and Secretary in 2017. Prior to joining Mercury, he was Vice President, General Counsel, and Secretary of Aerojet Rocketdyne Holdings, Inc. from 2012 to 2016 and Vice President, General Counsel from 2011 to 2012. He was with L-3 Communications Holdings, Inc. from 1997 through 2009 serving as Senior Vice President and Senior Counsel, Mergers and Acquisitions from 2006 to 2009, Senior Vice President, Secretary and General Counsel from 2001 to 2006, and Vice President, General Counsel and Secretary from 1997 to 2001. Prior to L-3, Mr. Cambria was an Associate with Fried, Frank, Harris, Shriver & Jacobson and Cravath, Swaine & Moore.

Thomas Huber
Thomas Huber joined Mercury in September 2021 as Executive Vice President, Chief Transformation Officer. Prior to joining Mercury, Mr. Huber was a Managing Director and Partner at the Boston Consulting Group from 2019 to September 2021, serving as a core member of their transformation and operations practice areas. Mr. Huber was a Managing Director and Partner at Bain & Company, working with clients in strategy, operations, and M&A from 2010 to 2018.

Brian E. Perry
Brian E. Perry joined Mercury in 2008 and has served as our Executive Vice President, President, Processing division since August 2021. He served as Senior Vice President of our Processing division starting in July 2020. Prior to that, he was President of our Mercury Defense Systems business unit starting in 2014 and Vice President and General Manager of our Services and Systems Integration group from 2011 to 2014. Prior to joining Mercury, Mr. Perry was the General Manager for Suntron Corporation’s Northeast Express and served in various roles with Lockheed Martin and General Electric Aircraft Engines.

Michael D. Ruppert
Michael D. Ruppert joined Mercury in 2014 as Senior Vice President, Strategy and Corporate Development and in 2017 was named Executive Vice President, Strategy and Corporate Development. In 2018 Mr. Ruppert was appointed the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Mercury, from 2013 to 2014, Mr. Ruppert was Co-Founder and Managing Partner of RS Partners, LLC, a boutique advisory firm focused on the aerospace & defense industries. Prior to that, he was a Managing Director at UBS Investment Bank where he led the defense investment banking practice from 2011 to 2013. Mr. Ruppert also held positions in the investment banking divisions at Lazard Freres & Co from 2008 to 2011 and at Lehman Brothers from 2000 to 2008.

COMPENSATION DISCUSSION AND ANALYSIS
Executive summary: Focus on Pay-for-Performance
This Compensation Discussion and Analysis provides a detailed description of our compensation philosophy, practices, and the factors and process used in making compensation decisions with respect to our fiscal year 2021 named executive officers, namely:

Name	Position
Mark Aslett	President and Chief Executive Officer
Christopher C. Cambria	Executive Vice President, General Counsel, and Secretary
Michael D. Ruppert	Executive Vice President, Chief Financial Officer, and Treasurer
Didier M.C. Thibaud (1)	Executive Vice President, Chief Operating Officer
(1) Mr. Thibaud retired as EVP, Chief Operating Officer on August 26, 2021.
Selected Performance Highlights and Outlook
Our fiscal 2021 results were strong, with 16% revenue growth, net income down 28%, and 15% adjusted EBITDA growth. Fiscal 2021 was another strong year for new design wins with an estimated lifetime value of $1.5 billion. Fiscal 2021 was successful yet more challenging than we anticipated, and we believe the year ahead could be similar. We are beginning fiscal 2022 with more than $900 million of backlog.
Our largest revenue programs in fiscal 2021 were a classified radar program, LTAMDS, F-35, SEWIP, and E-2D Hawkeye. Although revenue increased 16% from fiscal 2020, our organic revenue growth was challenged by COVID-related modernization delays on SEWIP and other naval surface programs. We also encountered customer execution issues on the F-35 TR3 and a delay in a large foreign military sale. As a result, our fiscal 2021 organic growth rate slowed to 5%, year-over-year.
On the M&A front, we completed the acquisitions of Physical Optics Corporation and Pentek during fiscal 2021, deploying $375 million, and strengthening our C4I and sensor and effector mission systems capabilities.
We concluded the year by launching a company wide effort called "1MPACT" to lay the foundation for our next phase of value creation at scale. Our goal for 1MPACT is to achieve Mercury's full growth, margin expansion, and adjusted EBITDA potential over the next five years. Our 1MPACT efforts are aimed at capturing this value with future scaling of the business in mind. Led by our new Chief Transformation Officer who reports to our Chief Executive Officer, over the next two to three years, in addition to growth, 1MPACT will focus on six areas: 1) organizational efficiency and scalability; 2) procurement and supply chain; 3) facilities optimization; 4) R&D investment efficiency; 5) capital and asset efficiency; and 6) scalable common processes and systems.
Overall, 1MPACT is about enabling Mercury's future – doing what we have done since fiscal 2014, but doing it efficiently and effectively at greater scale. We expect that 1MPACT will also accelerate value creation as we apply the new processes and methodologies to future M&A activity, which remains an integral part of our strategy. We believe that we are well-positioned to continue supplementing Mercury's organic growth with accretive acquisitions going forward.
Looking toward fiscal 2022, we are expecting a significant rebound in bookings versus fiscal 2021, with a positive book-to-bill for the year and substantial growth in our backlog. We have recently seen an improvement in customer activity levels. In addition, we expect our design wins to again total more than $1 billion in estimated lifetime value. We expect these programs, as well as prior design wins, to convert into increased bookings and backlog as they transition into production over time.
From a revenue perspective, our outlook for fiscal 2022 reflects the past year’s program slowdowns mentioned above, as well as a more recent delay in the LTAMDS program. Given this backdrop, we are now expecting Mercury to deliver flat organic revenue growth in fiscal 2022. We are expecting approximately 10% total company revenue growth prior to future M&A, eclipsing $1 billion for the first time, as well as record adjusted EBITDA.
Looking farther ahead, for fiscal 2023 we currently expect Mercury’s organic growth to accelerate back to more normal, high single-digit to low double-digit levels. This growth is expected to be driven by: 1) the improving environment; 2) the anticipated growth in bookings in fiscal 2022; and 3) the substantial expected revenue growth on the F-35, LTAMDS, Filthy Buzzard and other programs.

Executive Compensation Highlights and Alignment of Compensation with Business Strategy
Pay for Performance
Our executive compensation program is designed to attract, motivate, engage, and retain a talented leadership team and to appropriately reward them for their contributions to our business. Our performance framework consists of a combination of financial performance measures that provide a balance between short-term results and drivers of long-term value. We provide our executive officers with three primary elements of pay: base salary; a performance cash bonus opportunity; and long-term equity incentive compensation. By placing a substantial majority of our executives' compensation at risk through performance-based variable compensation, we align our compensation program with our business strategy. The following charts show the pay mix for our CEO and our other named executive officers for fiscal 2021.
Performance-based variable compensation accounted for 85% and 75% of total compensation for our CEO and other named executive officers, respectively, for fiscal 2021. The foregoing percentages were calculated using the salary, annual cash bonuses, and the grant date fair value of equity awards as reported for fiscal 2021 in the Summary Compensation and Grants of Plan-Based Awards Tables. All other compensation for our named executive officers for fiscal 2021, which consisted of a $12,000 allowance for tax and financial planning for executives, and a 401(k) match which is available to all employees, amounted to less than 1% of total compensation for named executive officers and is not reflected in the table above due to rounding.
Executive Bonus Program
For our fiscal 2021 executive bonus program, 100% of the total value was based on our achieving corporate financial performance objectives. Our fiscal 2021 executive bonus plan was split into two halves, with specific financial performance targets addressing the first half and the second half of the fiscal year. We used two semi-annual performance periods with two different performance targets in order to align our cash incentive program with our strategic operating plan ("SOP") review and mid-year SOP update. We determined the potential total size of the annual cash incentive bonuses at the beginning of the fiscal year as well as set the first half financial performance target, and then set the second half and full year performance target in connection with our mid-year SOP update. Potential over-achievement awards were based on exceeding the sum of the two half year corporate financial performance objectives. The target bonus was weighted 43% for the first half and 57% for the second half of the fiscal year, reflecting the fiscal 2021 adjusted EBITDA split between the first and second halves of the fiscal year in our SOP, with a catch-up feature for unearned first half cash incentives based on our full year performance.

Our executive officers received payouts at 100% of the first half target corporate financial performance bonus and 0% of the second half target corporate financial performance bonus. No over-achievement bonuses were received for fiscal 2021. Program delays, due largely to COVID and the change in administration, resulted in a $184 million fiscal 2021 bookings shortfall and reduced our organic revenue growth by approximately five percentage points for the year, causing us to lower our earnings guidance for the fourth quarter of fiscal 2021. While we revised our earnings guidance downward and met our revised expectations, we did not meet our original targets. As a result, we had to make some difficult decisions - one of which included fiscal 2021 second half bonus payments. The executive leadership team did not receive any bonus payout with respect to the second half of the fiscal year. The foregone executive bonus amounts were used to help maximize the pool for all other employees and the use of discretion to reduce bonus payouts increased the Company's overall adjusted EBITDA for second half and full fiscal year. Accordingly, the executive leadership team's payout was limited to 43% of target for the fiscal year, or the amount of bonus paid for the fiscal 2021 first half performance.

Executive Equity Awards
    Each fiscal 2021 restricted stock award for our named executive officers was 50% performance-based vesting and 50% time-based vesting. For the time-based awards, one-third vests on each of the first three anniversaries of the grant date. For the performance-based awards, the awards vest based on relative performance to our peer group for the three-year period ending in fiscal 2023. For fiscal 2021, we used two relative performance metrics for the performance-based awards: (i) a ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (50% weighting); and (ii) revenue growth percentage, percentile ranked relative to our peer group (50% weighting).
Our fiscal 2019 performance-based restricted stock awards vested at 250% based on our performance for the three-year period ended in fiscal 2021. Our fiscal 2019 performance awards used a mix of the ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (75% weighting), and revenue growth percentage, percentile ranked relative to our peer group (25% weighting). Our financial results for the fiscal 2019 performance awards were at the 80th and 100th percentiles, respectively, of EBITDA margin and revenue growth compared to our peer group.
Compensation Governance and Best Practices

What We Do
Provide short-term and long-term incentive plans with performance targets aligned to business objectives
Conduct an annual advisory vote for shareholders to approve executive compensation
Maintain a Human Capital and Compensation Committee composed entirely of independent directors
Require stock ownership for all executives
Conduct regular shareholder outreach and engagement
Retain an independent executive compensation consultant to the Human Capital and Compensation Committee
Maintain an insider trading policy requiring executives and directors to trade only during established window periods after contacting our General Counsel prior to any sales or purchases of Mercury shares
Use only double trigger change in control agreements for executives (change in control and termination of employment)
Maintain a clawback policy for actions that result in a financial restatement

What We Don't Do
Provide gross-up payments to cover personal income taxes or excise taxes pertaining to executive or severance benefits
Allow employees, executives, and directors to engage in hedging or pledging of Mercury shares
Reward excessive, inappropriate, or unnecessary risk-taking
Allow the repricing or backdating of equity awards
Provide pension plans, supplemental executive retirement plans, or deferred compensation plans
Pay dividends or dividend equivalents on unvested equity awards
Compensation Philosophy and Objectives
We are a high-performing, results-driven organization made up of talented people:
•who are engaged, developed, and challenged to achieve their full potential;
•who are aligned to aggressive personal and business objectives; and
•who are rewarded for their contribution to the achievement of Mercury's goals as a leading aerospace and defense electronics company, positioned at the intersection of high-tech and defense.
    Total compensation is designed to reward employees who share our values and achieve outstanding results in our high-performance organization. Paying for performance is the guiding principle of our total compensation strategy. Our pay for performance strategy is aligned with the interests of our shareholders, with the ultimate goal of driving, improving, and enhancing shareholder value.
    Our intent is to deliver actual total compensation that is aligned with our performance and that is competitive with technology and aerospace and defense peer companies that we compete with for talent. We pay salaries and all incentives aligned with the market for strong performance. Our headquarters is located in the greater Boston area, where competition for talent is particularly intense for executives with the experience and aptitude to motivate and lead engineers in designing, developing, and managing new subsystems, as well as qualified sales and operations personnel familiar with the unique requirements of the A&D industry.
Say-On-Pay Shareholder Vote Results
    We have held an annual non-binding advisory vote on the compensation of our named executive officers in our proxy statements since our 2011 annual meeting of shareholders. The following table shows the percentage of shareholder approval for the compensation of our named executive officers for the past five years:

Historical Say-On-Pay Vote Results
% Voted For	97.38%	99.39%	83.24%	99.46%	99.23%
Year	2016	2017	2018	2019	2020
    As shown in this table, at our 2020 annual meeting of shareholders, the most recent non-binding shareholder vote on the compensation of our named executive officers, 99.23% of the votes cast by our shareholders were voted in favor of the compensation of our named executive officers.
    The Board of Directors has adopted a policy providing for an annual advisory vote on the compensation of our named executive officers. This policy is consistent with our shareholders’ preference as expressed at our 2017 annual meeting of shareholders on the frequency of holding future advisory votes on the compensation of our named executive officers.
Leadership Changes
Mr. Didier Thibaud retired as Executive Vice President, Chief Operating Officer, effective as of August 26, 2021, at which point he began serving as a strategic advisor to our Chief Executive Officer while also working closely with our executive leadership team for a smooth and orderly transition.
Mr. Brian Perry was promoted to Executive Vice President and President of our Processing division, reporting to our Chief Executive Officer, effective as of August 3, 2021. Mr. Perry is responsible for leading our Processing division.
Mr. Thomas Huber was hired as Executive Vice President, Chief Transformation Officer (CTO), reporting to our Chief Executive Officer, on September 7, 2021. As CTO, Mr. Huber will lead our 1MPACT value creation initiative and be responsible for our operations and program management functions as well as our global engineering function focused on scalable processes and tools.
How We Determine Executive Compensation
The Human Capital and Compensation Committee has responsibility for our executive compensation philosophy and the overall design of our executive compensation programs. The Committee is primarily responsible for setting executive compensation, which in the case of our CEO, is subject to ratification by a majority of the independent directors on the Board. Information about the Human Capital and Compensation Committee, including its composition, responsibilities, and processes, can be found earlier in this proxy statement under "Corporate Governance—What committees has the Board established? – Human Capital and Compensation Committee."
The compensation of our executive officers is reviewed and approved by the Committee (with ratification of the CEO's compensation by a majority of the independent directors on the Board). The Committee analyzes all elements of compensation separately and in the aggregate. In addition to evaluating our executives' contribution and performance in light of corporate financial performance objectives, we also base our compensation decisions on market considerations. The Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer group companies and the Radford Global Technology Survey.
    The Committee has engaged the services of Mercer as an independent compensation consultant. Mercer assists the Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Mercer periodically attend Committee meetings, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, Mercer may assist management in analyzing the compensation of our non-executive employees. For fiscal 2021, Mercer's services included providing compensation survey data for non-employee directors and executives. The Committee's expenditures for Mercer were $274,911 for fiscal 2021. For fiscal 2021, our human resources department expended $219,901 for Mercer for providing the services of a chief medical advisor for COVID-related planning as well as due diligence services for M&A pursuits.

In connection with its benchmarking efforts, the Committee uses data included in the Radford Global Technology Survey and also specific peer group data. The Committee annually reviews the companies included in our peer group and adds or removes companies as necessary to ensure that the peer group comparisons are meaningful.
Data with respect to the peer group listed below and the Radford Global Technology Survey was considered by the Committee in determining the base compensation, bonus targets, and the equity awards for fiscal 2021.

ADTRAN, Inc.	Ducommun Incorporated	MKS Instruments, Inc.
Astronics Corporation	II-VI Inc.	Netgear Inc.
Brooks Automation, Inc.	Infinera Corporation	NetScout Systems, Inc.
Cognex Corporation	iRobot Corporation	Novanta Inc.
Comtech Telecommunications Corp.	Kratos Defense & Security Solutions, Inc.	OSI Systems, Inc.
CTS Corp.	M/A-COM Technology Solutions Holdings, Inc.	Ribbon Communications, Inc.
Diodes Inc.	Methode Electronics, Inc.	Rogers Corp.
During fiscal 2021, Mercer assisted us in reviewing our peer group. We retained the same peer group with the following exceptions: we removed ADTRAN, Inc., CTS Corp., and M/A-COM Technology Solutions Holdings, Inc. from our peer group and we added Belden Inc., FLIR Systems, Inc., and HEICO Corporation. to our peer group. These changes to our peer group were based on changing our target revenue size for the peer group from $750 million to $1.0 billion based on our growth.
Data with respect to the updated peer group listed below and the Radford Global Technology Survey was considered by the Human Capital and Compensation Committee in determining the base compensation, bonus targets, and the equity awards for fiscal 2022.

Astronics Corporation	FLIR Systems, Inc.	MKS Instruments, Inc.
Belden Inc.	HEICO Corporation	Netgear Inc.
Brooks Automation, Inc.	II-VI Inc.	NetScout Systems, Inc.
Cognex Corporation	Infinera Corporation	Novanta Inc.
Comtech Telecommunications Corp.	iRobot Corporation	OSI Systems, Inc.
Diodes Inc.	Kratos Defense & Security Solutions, Inc.	Ribbon Communications, Inc.
Ducommun Incorporated	Methode Electronics, Inc.	Rogers Corp.
In selecting our peer group, the Human Capital and Compensation Committee focused on company size (as indicated by revenue, number of employees, and market capitalization) and on creating a balanced and blended mix of companies in the defense and technology sectors. The Committee included technology companies in our peer group given our business model and financial profile is more aligned with technology companies than defense companies and because we most often compete with technology companies for executive and senior management talent. In addition, if the Committee had chosen purely defense companies for our peer group, our performance versus the peer group could conceivably be at the high end of the range.
In particular, the Human Capital and Compensation Committee reviewed the following elements of compensation against the benchmarking data:
•base salary;
•target bonus;
•total target cash compensation (i.e., base salary plus target bonus);
•target long-term incentive compensation, which consists of equity awards; and
•target total direct compensation (i.e., target cash plus target long-term incentive compensation).
Each such element of compensation was compared to peer group data. The peer group used for fiscal 2021 had revenues generally between $582 million and $2.77 billion, with a median revenue of $988 million. By way of comparison, our revenue for fiscal 2021 was $924 million.
The Radford Global Technology Survey data and peer group data, as applicable, were reviewed together to form a final market data view. All forms of compensation were then evaluated relative to the market.

Our Elements of Total Compensation
Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. For fiscal 2021, our variable performance-based elements were designed to reward corporate financial performance compared to business goals for cash bonuses and growth and profitability relative to our peer group for performance-based equity awards.
The objective of this approach is to remain competitive with other companies in the same market for executive talent, while ensuring that our executives are given the appropriate incentives to deliver strong short- and long-term financial results. The Human Capital and Compensation Committee has chosen to put a substantial portion of each executive's total compensation at risk, contingent upon the achievement of our annual strategic operating plan profitability for performance-based cash bonuses, and growth and profitability relative to our peer group for performance-based equity awards.
Base salaries, target bonuses, and equity awards for our executive officers (other than the CEO) are set by the Human Capital and Compensation Committee following its review and approval of recommendations from the CEO. For the CEO, these elements of compensation are set by the Committee, and are subject to ratification by a majority of independent directors on the Board.
Base Salary
When the Human Capital and Compensation Committee annually considers executive base salaries, it takes into account each executive's role and level of responsibility. Individual compensation pay levels may vary relative to the market based on individual performance and other considerations, including the initial compensation levels required to attract qualified new hires and the compensation levels required to retain highly qualified executives.
For fiscal 2021, effective September 26, 2020, the Committee increased the base salaries for our named executive officers by 6% for our Chief Executive Officer and by 3% for each of our General Counsel, Chief Financial Officer, and Chief Operating Officer to the amounts below:

Named Executive Officer and Title	Fiscal 2021 Salary (effective September 26, 2020)
Mark Aslett, President and Chief Executive Officer	$734,000
Christopher C. Cambria, EVP, General Counsel, and Secretary	388,310
Michael D. Ruppert, EVP, Chief Financial Officer, and Treasurer	417,150
Didier M.C. Thibaud, EVP, Chief Operating Officer	461,440
These increases were consistent with market conditions and the growth in the size of the Company from acquisitions and organic growth.
A portion of Mr. Thibaud's salary was paid in Euros. The salary column in the Summary Compensation Table reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month.
For fiscal 2022, effective September 25, 2021, the Committee increased the base salaries for our named executive officers by 9% for our Chief Executive Officer, by 2.5% for our General Counsel, and by 11.8% for Chief Financial Officer to the amounts below:

Named Executive Officer and Title	Fiscal 2022 Salary (effective September 25, 2021)
Mark Aslett, President and Chief Executive Officer	$800,060
Christopher C. Cambria, EVP, General Counsel, and Secretary	398,017
Michael D. Ruppert, EVP, Chief Financial Officer, and Treasurer	466,350
These increases were consistent with market conditions and the growth in the size of the Company from acquisitions and organic growth.

Base salary comprised 15% of our CEO's compensation for fiscal 2021 and 25% of the compensation for our other executives, on average, for fiscal 2021.
Executive Bonus Program for Fiscal 2021
In establishing the executive bonus program for fiscal 2021, the Human Capital and Compensation Committee reviewed our multi-year performance and noted that our annual financial goals have been very aggressive relative to the financial performance of our peer group, with achievement of our strategic operating plan consistently positioning us in the top quartile. In order to provide incentives for continued top quartile performance going forward, the Committee set the target bonus as a percentage of base salary for the Chief Executive Officer at 150%; for each of the Executive Vice President, Chief Financial Officer and the Executive Vice President, Chief Operating Officer at 110%; and for the Executive Vice President, General Counsel at 90%.
Our executive bonus program is a variable performance-based element of our overall compensation program. This bonus program provides the potential for cash compensation for our executive officers based on achieving the corporate financial performance goals contained in the annual strategic operating plan that is approved by our Board of Directors in the first month of the fiscal year. Participants in the program are senior executives who have a strategic function and are recommended by the CEO to the Human Capital and Compensation Committee for participation in the program. In general, executives with the highest level and amount of responsibility have the highest percentage of their total target compensation at risk. This program consists of two elements: (1) target bonuses; and (2) potential over-achievement awards. Each executive officer's target bonus is determined based on position, responsibilities, and total target cash compensation, and may be subject to change from year to year. For fiscal 2021, each executive officer's target bonus was determined based on actual adjusted EBITDA (defined below) achieving budgeted adjusted EBITDA as set in our strategic operating plan for the fiscal year. Each executive officer's potential over-achievement award was determined based on actual adjusted EBITDA exceeding budgeted adjusted EBITDA for the fiscal year.
Adjusted EBITDA is a non-GAAP measure and all references to actual adjusted EBITDA in this Compensation Discussion and Analysis refer to such non-GAAP measure. As used in our fiscal 2021 executive bonus plan, adjusted EBITDA included net income (prior to the impact, if any, of a payout of any potential over-achievement award) and was adjusted for the following: interest income and expense; other non-operating income (expense) not otherwise adjusted for; income taxes; depreciation; amortization of acquired intangible assets; restructuring and other charges; impairment of long-lived assets; acquisition and financing costs; fair value adjustments from purchase accounting; litigation and settlement expenses; COVID related expenses; and stock-based and other non-cash compensation expense.
A reconciliation between adjusted EBITDA and the most directly comparable GAAP financial measure is included as Appendix A to this proxy statement.
The following table indicates for fiscal 2021: (1) the target bonus for each named executive officer as a percentage of his base salary; and (2) the percentage of the target bonus tied to corporate financial performance objectives.

Named Executive Officer and Title	Target Bonus as a Percentage of Base Salary	Portion Related to Corporate Financial Performance Objectives
Mark Aslett, President and Chief Executive Officer	150%	100%
Christopher C. Cambria, EVP, General Counsel, and Secretary	90%	100%
Michael D. Ruppert, EVP, Chief Financial Officer, and Treasurer	110%	100%
Didier M.C. Thibaud, EVP, Chief Operating Officer	110%	100%
 Corporate Financial Performance Objectives
As part of our fiscal 2021 strategic operating plan, the Human Capital and Compensation Committee set the financial portion of our executive bonus plan for the first half of fiscal 2021 at the July 2020 meeting of the Board of Directors. The Committee set the financial portion of our executive bonus plan for the second half and full year for fiscal 2021 at the January 2021 meeting of the Board of Directors as part of our mid-year strategic operating plan review. Payouts for corporate financial performance for fiscal 2021 were based on objectives for the fiscal year broken into the first half of the year and the full fiscal year, with a catch-up feature for unearned first half cash incentives based on our full year performance. The table below is a summary of the thresholds, targets, and maximums for the fiscal 2021 executive bonus plan, including the payout percentages for each element of the plan.

Fiscal 2021 Executive Bonus Plan
	Fiscal 2021 H1 (43%)		Fiscal 2021 H2 (57%)		Full Year (100%) (1)
	Adj. EBITDA ($ millions)		Adj. EBITDA ($ millions)		Adj. EBITDA ($ millions)
Achievement	H1 Target/ Result	Bonus Payout as % of Target	H2 Target/ Result	Bonus Payout as % of Target	Full Year Target/ Result	Bonus Payout as % of Target
Possible (Maximum)					$230.2	150%
Actual Result	$88.4	100%	$113.5	0% (2)	$201.9	43% (2)
Probable (Target)	$85.7	100%	$123.6	100%	$209.3	100%
Threshold	$51.4	60%	$74.2	60%	$125.6	60%
(1) The bonus targets for the second half and full year fiscal 2021 were set in January 2021. As a result, the first half and second half targets will not add up to the full fiscal year. We approved the second half and full fiscal year financial targets in January 2021 in connection with the Board of Directors' review of our mid-year strategic operating plan, which reflects the completion of our acquisition of Physical Optics Corporation during the first half of the year.
(2) The payout percentages in the table above for the second half and full fiscal year 2021 reflect the use of discretion to reduce the second half payout to 0% and limit the full year payout to the 43% paid for the first half of the fiscal year, which discretion is discussed below.
Our executive officers received payouts at 100% and 0%, respectively, for the first half and second half and full fiscal year corporate financial performance bonuses for fiscal 2021. No over-achievement bonuses were paid for fiscal 2021. Accordingly, the executive leadership team's payout was limited to 43% of target for the fiscal year, or the amount of bonus paid for the fiscal 2021 first half performance.
Program delays, due largely to COVID and the change in administration, resulted in a $184 million fiscal 2021 bookings shortfall and reduced our organic revenue growth by approximately five percentage points for the year, causing us to lower our earnings guidance for the fourth quarter of fiscal 2021. While we revised our earnings guidance downward and met our revised expectations, we did not meet our original targets. As a result, we had to make some difficult decisions - one of which included fiscal 2021 second half bonus payments. While our financial performance for the second half of the year was between the threshold and the target for payments under the executive bonus plan, the executive leadership team recommended to the Human Capital and Compensation Committee, and the Committee agreed with management's recommendation, to use discretion pursuant to the bonus plan to lower the payment amounts to below the level that would have otherwise been paid under the plan, and consequently our executives did not receive any bonus payout with respect to the second half of the fiscal year. The foregone executive bonus amounts were used to help maximize the pool for all other employees and the use of discretion to reduce bonus payouts increased the Company's overall adjusted EBITDA for second half and full fiscal year.
Performance-based bonuses comprised 9% of our CEO's compensation for fiscal 2021 and 11% of the compensation for our other executives, on average, for fiscal 2021.
Executive Bonus Program for Fiscal 2022
For fiscal 2022, the target bonus as a percentage of base salary for the Chief Executive Officer, the Chief Financial Officer, and the General Counsel will be the same as in fiscal 2021. Due to the increased risks of program delays, we have maintained the bonus payment threshold for fiscal 2022 at 60% of plan.
Equity Compensation
We believe that compensation in the form of Mercury stock should be a significant portion of our executive officers' total compensation in order to align with shareholder interests. Equity compensation creates a link to the creation of shareholder value. Our 2018 Stock Incentive Plan allows for several types of equity instruments, including stock options, stock appreciation rights, restricted stock, and deferred stock awards. The Human Capital and Compensation Committee determines which instruments to use on a grant-by-grant basis. When approving equity awards for an executive officer, the Committee considers the executive's current contribution to Mercury, the anticipated contribution to meeting our long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years, existing levels of stock ownership by executive officers, and aggregate grants to all executive officers are also taken into consideration. The Committee also considers the other elements of incentive compensation available to the executive officers and the performance metrics associated with those incentives, with a view toward providing an appropriately diverse set of different performance criteria and objectives to incent different aspects and time periods of performance and avoid multiple forms of reward for the same achievement.
In considering the executive's current contribution to Mercury, the Human Capital and Compensation Committee reviews the executive's role within Mercury, the contribution that the executive is currently making to Mercury, the results achieved by the executive, and input from the CEO with respect to executive officers other than the CEO. In general, executives with higher levels and amounts of responsibility receive larger equity awards. As a result, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel tend to have larger equity awards than our other executives.
In terms of the executive's anticipated contribution to meeting long-term strategic performance goals, the Human Capital and Compensation Committee reviews the potential role of the executive in achieving the long-term strategic goals set forth in our strategic operating plan, again with input from the CEO with respect to executives other than the CEO. The Committee considers the incentive and retention value that equity awards may provide.
Finally, the Human Capital and Compensation Committee reviews proposed equity awards to executives against benchmarking and peer group data. The Committee believes that equity awards create an incentive in addition to the executive bonus program in order to attract and retain senior executives who would contribute to our future success. As a result, the Committee intends for equity awards granted to executives as part of their long-term incentive compensation to generally be in line with industry practices and norms in terms of the type of equity award (e.g., restricted stock versus stock options), the amount of the award, and the mix of time and performance elements of the award.

The Human Capital and Compensation Committee has adopted an equity compensation awards policy that describes how equity awards are granted, including that any award granted to the CEO is subject to ratification by a majority of the independent directors on the Board.
Fiscal 2021 Equity Awards
The target number of shares awarded for the executive grant effective as of August 17, 2020 for each named executive officer was determined by dividing the dollar value fixed for such executive grant by the average closing price of our common stock during the 30 calendar days prior to August 17, 2020. The grant date of the fiscal 2021 equity awards was August 17, 2020.
Each fiscal 2021 restricted stock award for our named executive officers is 50% performance-based vesting and 50% time-based vesting. For the time-based awards, one-third vests on each of the first three anniversaries of the grant date. For the performance-based awards, the award vests based on relative performance to our peer group for the three-year period ending in fiscal 2023. For the fiscal 2021 performance-based awards, we are using two relative performance metrics: (i) a ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (50% weighting); and (ii) revenue growth percentage, percentile ranked relative to our peer group (50% weighting). These metrics were chosen to incent strong relative long-term growth in revenue and profitability. The maximum combined value of the time and performance-based elements of the grant is capped at two times the award value. The tables below show how payouts are determined based on relative performance for both measures.
Adjusted EBITDA Margin

Fiscal 2021-2023 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
Revenue Growth

Fiscal 2021-2023 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
Our fiscal 2021 executive compensation program utilizes a diverse set of performance elements to drive different performance objectives over multiple time frames. Our fiscal 2021 executive cash bonus plan uses adjusted EBITDA, expressed as a dollar amount, to drive profitability for fiscal 2021 in line with our strategic operating plan for the year. Our fiscal 2021 performance equity grant uses a mix of the ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (50% weighting), and revenue growth percentage, percentile ranked relative to our peer group (50% weighting), as performance measures to drive revenue growth and profitability over a three-year period. This is different from the absolute profitability measure used for our fiscal 2021 annual executive bonus plan, which cash plan is aligned with our fiscal 2021 strategic operating plan. Our fiscal 2021 performance equity grant is aligned with relative performance compared with our peer group, an important factor in the creation of long term value for the Company and its shareholders.

Named Executive Officer and Title	Performance-Based Restricted Shares (# of shares) (1)	Time-Based Restricted Shares (# of shares)	Total (# of shares)
Mark Aslett, President and Chief Executive Officer	23,968	23,968	47,936
Christopher C. Cambria, EVP, General Counsel, and Secretary	4,474	4,474	8,948
Michael D. Ruppert, EVP, Chief Financial Officer, and Treasurer	7,350	7,350	14,700
Didier M.C. Thibaud, EVP, Chief Operating Officer	8,948	8,948	17,896
(1) The number of annual performance-based restricted shares in the table above reflects the probable number (calculated as of the grant date) of shares that the executive is expected to earn for the three-year performance period ending in fiscal 2023. The maximum potential number of shares (assuming the highest level of performance achievement) that could be earned is: Mr. Aslett –71,904 shares; Mr. Cambria –13,422 shares; Mr. Ruppert – 22,050 shares; and Mr. Thibaud – 26,844 shares.
These equity grants were made based on the Human Capital and Compensation Committee's assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.
Equity awards comprised 76% of our CEO's compensation for fiscal 2021 and 64% of the compensation for our other executives, on average, for fiscal 2021, in each case with half of the award using performance-based equity and the other half using time-based equity.
Fiscal 2019 Performance-Based Restricted Stock Awards
For the fiscal 2019 performance-based restricted stock awards, the performance period was calculated for the three-year period ended in fiscal 2021. Our fiscal 2019 performance equity grant used a mix of the ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (75% weighting), and revenue growth percentage, percentile ranked relative to our peer group (25% weighting). Based on our relative performance compared with our peer group, the fiscal 2019 performance awards vested at 250%. Our financial results for the fiscal 2019 performance awards were at the 80th and 100th percentiles, respectively, of EBITDA margin and revenue growth compared to our peer group.
Fiscal 2020 Performance-Based Restricted Stock Awards
For the fiscal 2020 performance-based restricted stock awards, the performance period is the three-year period ending in fiscal 2022. Accordingly, none of these awards was eligible to vest for the period ended July 2, 2021.
Fiscal 2022 Equity Awards
The target number of shares awarded for the executive grant effective as of August 16, 2021 for each named executive officer was determined by dividing the dollar value fixed for such executive grant by the average closing price of our common stock during the 30 calendar days prior to August 16, 2021. The grant date of the fiscal 2022 equity awards was August 16, 2021.

The fiscal 2022 restricted stock awards for our named executive officers use the same 50% performance-based vesting and 50% time-based vesting as our fiscal 2021 awards as well as the same relative performance measurements to our peer group. The maximum combined value of the time and performance-based elements of the grant is capped at two times the award value.
Fiscal 2022 Restricted Stock Awards

Named Executive Officer and Title	Performance-Based Restricted Shares (# of shares) (1)	Time-Based Restricted Shares (# of shares)	Total (# of shares)
Mark Aslett, President and Chief Executive Officer	34,993	34,993	69,986
Christopher C. Cambria, EVP, General Counsel, and Secretary	6,510	6,510	13,020
Michael D. Ruppert, EVP, Chief Financial Officer, and Treasurer	11,637	11,637	23,274
(1) The number of annual performance-based restricted shares in the table above reflects the probable number (calculated as of the grant date) of shares that the executive is expected to earn for the three-year performance period ending in fiscal 2024. The maximum potential number of shares (assuming the highest level of performance achievement) that could be earned is: Mr. Aslett – 104,979 shares; Mr. Cambria – 19,530 shares; and Mr. Ruppert – 34,911 shares.
These equity grants were made based on the Human Capital and Compensation Committee's assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.
Employee Benefits
We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Mercury. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: (1) medical, dental, and vision insurance, with employees sharing a percentage of the cost that may be adjusted from year to year; (2) Company-paid group life and accident insurance of one times base salary (up to $350,000); (3) employee-paid supplemental group life and accident insurance up to five times base salary (overall combined basic company-paid insurance plus supplemental insurance is $1,350,000); (4) short- and long-term disability insurance; (5) a qualified 401(k) retirement savings plan with a 50% company match up to 6% of eligible pay as contributed by the individual to the 401(k) plan (subject to IRS limits on contributions); and (6) an employee stock purchase plan, which entitles participants to purchase our common stock at a 15% discount.
Perquisites and Personal Benefits
For fiscal 2021, based on a market analysis performed by Mercer, the Human Capital and Compensation Committee's independent compensation consultant, we provided our executive officers with a $12,000 annual allowance for personal tax and financial planning. We plan to maintain the same allowance for fiscal 2022.
Employment and Severance Agreements
We have entered into an employment agreement with Mr. Aslett and a severance agreement with each of our other executive officers as described below. The Human Capital and Compensation Committee consulted with Mercer regarding the market parameters of similar compensation arrangements for executive officers in connection with entering into these agreements. For more details, please refer to "Potential Payments upon Termination of Employment, Change in Control, or Death or Disability."
Change in Control Severance Agreements
Our named executive officers have agreements intended to reinforce and encourage continued attention to their assigned duties without distraction and to ensure their continued availability to Mercury in the event of a proposed change in control transaction. These agreements are designed to ensure that our executives entertain proposals that are in the best interests of our shareholders even when it may not be in their own personal best interest, thereby aligning the interests of the executives with that of our shareholders. We believe that these objectives are in the best interests of Mercury and our shareholders. Provisions of these agreements relating to termination and change in control are summarized under "Potential Payments upon Termination of Employment, Change in Control, or Death or Disability."
Tax Considerations
The Tax Cuts and Jobs Act enacted on December 22, 2017 modified Internal Revenue Code ("IRC") Section 162(m) and, among other things, limits the federal tax deduction for annual individual compensation paid up to $1 million for named executive officers beginning with the 2018 tax year. Previously, compensation paid in excess of $1 million could be deducted if it was performance-based. The Tax Cuts and Jobs Act includes a transition relief rule in which these changes do not apply to compensation payable pursuant to a written binding contract in effect on November 2, 2017 and that is not materially modified after that date. To the extent it is applicable to our existing arrangements, the Human Capital and Compensation Committee may avail itself of this rule. The Committee continues to closely align executive pay with performance, regardless of the performance-based exception being removed under IRC Section 162(m).
Stock Ownership Guidelines; Clawback Policy; Short Sales, Hedging, and Pledging
Please see the Corporate Governance section earlier in this proxy statement for a discussion of the stock ownership guidelines applicable to our CEO and the CEO's direct reports along with our clawback policy and insider trading policy limitations on short sales, hedging, and pledging.

How were the executive officers compensated for fiscal 2019, 2020, and 2021?
The following table sets forth all compensation paid to our Chief Executive Officer, our Chief Financial Officer, and each of our other most highly compensated executive officers, who are collectively referred to as the "named executive officers," for the last three fiscal years.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Mark Aslett President and Chief Executive Officer	2021	$722,692	$—	$3,732,297	$—	$473,430	$—	$20,700	$4,949,119
	2020	672,077	—	3,819,504	—	1,032,187	—	20,550	5,544,318
	2019	613,233	—	2,530,223	—	1,034,532	—	13,000	4,190,988
Christopher C. Cambria EVP, General Counsel, and Secretary	2021	385,265	—	696,691	—	150,276	—	20,700	1,252,932
	2020	374,065	—	763,868	—	337,400	—	20,550	1,495,883
	2019	363,219	—	754,846	—	367,711	—	13,000	1,498,776
Michael D. Ruppert EVP, Chief Financial Officer and Treasurer	2021	413,879	—	1,144,542	—	197,312	—	20,700	1,776,433
	2020	399,696	—	1,255,026	—	443,005	—	20,550	2,118,277
	2019	370,604	—	832,549	—	386,995	—	74,683	1,664,831
Didier M.C. Thibaud (5) EVP, Chief Operating Officer	2021	466,673	—	1,393,383	—	218,261	—	20,700	2,099,017
	2020	433,102	—	1,255,026	—	490,040	—	20,550	2,198,718
	2019	404,438	—	1,110,050	—	499,510	—	13,000	2,026,998

(1)Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2019, 2020, and 2021. The amounts reported in this table do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of equity awards is computed in accordance with Accounting Standards Codification Topic 718 (ASC Topic 718). For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note B of the financial statements in our annual report on Form 10-K for the fiscal year ended July 2, 2021. For the performance-based restricted stock awards, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The maximum potential value of the fiscal 2021 performance-based restricted stock awards (assuming the highest level of performance achievement) that could be earned in the performance period was: Mr. Aslett – $5,598,445; Mr. Cambria – $1,045,036; Mr. Ruppert – $1,716,813; and Mr. Thibaud – $2,090,073.
(2)The aggregate amounts in this column reflect payments under our executive bonus program. The table below shows the components of our executive bonus program earned for fiscal 2021:

Name	Corporate Financial Performance Bonus	Over- Achievement Award	Total Non-Equity Incentive Plan Compensation
Mark Aslett	$473,430	$—	$473,430
Christopher C. Cambria	150,276	—	150,276
Michael D. Ruppert	197,312	—	197,312
Didier M.C. Thibaud	218,261	—	218,261

  (3) The amounts in this column reflect the aggregate change in the actuarial present value of Mr. Thibaud's accumulated benefit under the retirement indemnities pension plan for our French national employees. Amounts under the plan are payable in Euros and the amounts listed in the table above have been converted to dollars using the exchange rate in effect at the end of the applicable fiscal year.

(4) The table below shows the components of this column for fiscal 2021:

Name	401(k) Plan Matching Contribution(a)	Perquisites and Other Personal Benefits(b)	Total All Other Compensation
Mark Aslett	$8,700	$12,000	$20,700
Christopher C. Cambria	8,700	12,000	20,700
Michael D. Ruppert	8,700	12,000	20,700
Didier M.C. Thibaud	8,700	12,000	20,700
(a)The amounts in this column represent our matching contributions allocated to each of the named executive officers who participate in our 401(k) retirement savings plan (subject to IRS limits on contributions to the 401(k) plan). All such matching contributions vest based upon the same vesting schedule used for all other employees.
(b)The amounts in this column include payments we made to the named executive officers for personal tax and financial planning.
(5)     A portion of Mr. Thibaud's salary in fiscal years 2019, 2020, and 2021 was paid in Euros. The salary column reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month. The amounts in the "Non-Equity Incentive Plan Compensation" column were paid in USD. Mr. Thibaud retired as Executive Vice President, Chief Operating Officer on August 26, 2021.
Grants of Plan-Based Awards
The following table reflects: (i) the grant date fair value of equity awards granted to the named executive officers under the 2018 Plan during fiscal 2021; and (ii) the possible cash amounts that could have been earned under each element (i.e., corporate financial performance and over-achievement awards) of our executive bonus program for fiscal 2021. The actual payouts for fiscal 2021 under our annual executive bonus program are reflected in the column titled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2021

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Aslett
Restricted Stock (2)	8/17/20	—	—	—	—	—	—	23,968	—	—	$1,866,149
Performance Stock (2)	8/17/20	—	—	—	—	23,968	71,904	—	—	—	1,866,148
Corporate Financial Performance Bonus	(3)	660,600	1,101,000	1,101,000	—	—	—	—	—	—	—
Over-Achievement Award	(4)	—	—	550,500	—	—	—	—	—	—	—
Christopher C. Cambria
Restricted Stock (2)	8/17/20	—	—	—	—	—	—	4,474	—	—	348,346
Performance Stock (2)	8/17/20	—	—	—	—	4,474	13,422	—	—	—	348,345
Corporate Financial Performance Bonus	(3)	209,687	349,479	349,479	—	—	—	—	—	—	—
Over-Achievement Award	(4)	—	—	174,740	—	—	—	—	—	—	—
Michael D. Ruppert
Restricted Stock (2)	8/17/20	—	—	—	—	—	—	7,350	—		572,271
Performance Stock (2)	8/17/20	—	—	—	—	7,350	22,050	—	—	—	572,271
Corporate Financial Performance Bonus	(3)	275,319	458,865	458,865	—	—	—	—	—	—	—
Over-Achievement Award	(4)	—	—	229,433	—	—	—	—	—	—	—
Didier M.C. Thibaud (5)
Restricted Stock (2)	8/17/20	—	—	—	—	—	—	8,948	—	—	696,691
Performance Stock (2)	8/17/20	—	—	—	—	8,948	26,844	—	—	—	696,691
Corporate Financial Performance Bonus	(3)	304,550	507,584	507,584	—	—	—	—	—	—	—
Over-Achievement Award	(4)	—	—	253,792	—	—	—	—	—	—	—

(1) The amounts shown in this column have been calculated in accordance with FASB ASC Topic 718.
(2) These time-based restricted stock awards and performance restricted stock awards were granted under the 2018 Plan with an August 17, 2020 grant date approved by the Human Capital and Compensation Committee at a meeting on July 28, 2020. The time-based restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (August 17, 2020), contingent in each case on the executive remaining an employee as of each such date. The fiscal 2021 performance-based restricted stock awards vest based on relative performance to our peer group for the three-year period ending in fiscal 2023. The vesting formula for the fiscal 2021 performance-based restricted stock awards is as set forth in the tables below but with the following performance periods and weightings: (i) a ratio of adjusted EBITDA to revenue for the three-year period ending in fiscal 2023, percentile ranked relative to our peer group (50% weighting); and

(ii) revenue growth percentage for the three-year period ending in fiscal 2023, percentile ranked relative to our peer group (50% weighting). As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.
Vesting Formulas for the Fiscal 2021 Annual Performance-Based Restricted Share Awards

Fiscal 2021-2023 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
(a) The term "adjusted EBITDA" for each of the peer group companies shall mean "Adjusted EBITDA" as reported by Bloomberg for the applicable company. The term "adjusted EBITDA" for Mercury shall mean the non-GAAP measure defined as income (loss) from continuing operations before interest income and expense, other non-operating income (expense) not otherwise adjusted for, income tax expense (benefit), depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, non-cash compensation expense, litigation and settlement expenses, and COVID related expenses. Adjusted EBITDA for Mercury for purposes of this equity award shall be calculated without adjusting for stock based compensation expense.

Fiscal 2021-2023 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%

The grant date fair value of the restricted stock award has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.
(3)     The amounts shown in these rows reflect the possible cash amounts that could have been earned under our executive bonus program for fiscal 2021 upon achievement of the threshold, target, and maximum performance objectives for that program. Payouts for corporate financial performance for fiscal 2021 were subject to the payout formula included in the Compensation Discussion & Analysis as well as the discretion of the Human Capital and Compensation Committee to reduce the amount of any payout. The actual payouts for fiscal 2021 are reflected in the column titled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.
(4)    The amounts shown in these rows reflect the maximum cash amounts that could have been earned under the over-achievement portion of our executive bonus program for fiscal 2021. There are no minimum or target payouts under the over-achievement portion of our bonus program, only a cap.
(5)    Mr. Thibaud's threshold, target, and maximum performance targets under our executive bonus program for fiscal 2021 were based on a notional annual base salary of $461,440, and payments, if any, would have been made in USD. As explained in note 5 to the Summary Compensation Table, a portion of Mr. Thibaud's salary was paid in Euros, and the amount of base salary reported in that table reflects fluctuations in the conversion rate between Euros and USD. These fluctuations are not taken into consideration in determining Mr. Thibaud's target bonus or bonus payments.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table shows information on all unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. There were no stock options outstanding held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested restricted stock awards at the end of the last fiscal year. This represents the number of unvested restricted shares at fiscal year-end, multiplied by the $66.00 closing price of our common stock on the Nasdaq Global Select Market on July 2, 2021, the last trading day of fiscal 2021.
Effective July 1, 2019, our fiscal year changed to the 52-week or 53-week period ending on the Friday closest to the last day in June. All references to fiscal 2021 are to the 52-week period from July 4, 2020 to July 2, 2021.

Outstanding Equity Awards at Fiscal Year-End 2021

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Aslett	8,531	(1)	$563,046
	25,594	(2)	1,689,204
	15,369	(3)	1,014,354
	23,053	(4)	1,521,498
	23,968	(5)	1,581,888
	23,968	(6)	1,581,888
Christopher C. Cambria	2,545	(1)	167,970
	7,635	(2)	503,910
	3,074	(3)	202,884
	4,610	(4)	304,260
	4,474	(5)	295,284
	4,474	(6)	295,284
Michael D. Ruppert	2,807	(1)	185,262
	8,421	(2)	555,786
	5,050	(3)	333,300
	7,575	(4)	499,950
	7,350	(5)	485,100
	7,350	(6)	485,100
Didier M.C. Thibaud	3,743	(1)	247,038
	11,228	(2)	741,048
	5,050	(3)	333,300
	7,575	(4)	499,950
	8,948	(5)	590,568
	8,948	(6)	590,568
(1)These restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (August 15, 2018), contingent in each case on the executive remaining an employee as of each such date.
(2)The fiscal 2019 performance-based restricted stock awards vest based on relative performance to our peer group for the three-year period ending with fiscal 2021. The vesting formula for the fiscal 2019 performance-based restricted stock awards is as set forth in the tables below but with the following performance periods and weightings: (i) a ratio of adjusted EBITDA to revenue for the three-year period ending with fiscal 2021, percentile ranked relative to our peer group (75% weighting); and (ii) revenue growth percentage for the three-year period ending with fiscal 2021, percentile ranked relative to our peer group (25% weighting). As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.

Vesting Formulas for the Fiscal 2019 Performance-Based Restricted Share Awards

Fiscal 2019-2021 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
(a) The term "adjusted EBITDA" for each of the peer group companies shall mean "Adjusted EBITDA" as reported by Bloomberg for the applicable company. The term "adjusted EBITDA" for Mercury shall mean the non-GAAP measure defined as income (loss) from continuing operations before interest income and expense, other non-operating income (expense) not otherwise adjusted for, income tax expense (benefit), depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, and litigation and settlement expenses. Adjusted EBITDA for Mercury for purposes of this equity award shall be calculated without adjusting for stock based compensation expense.

Fiscal 2019-2021 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
(3)These restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (August 15, 2019), contingent in each case on the executive remaining an employee as of each such date.
(4)The fiscal 2020 performance-based restricted stock awards vest based on relative performance to our peer group for the three-year period ending with fiscal 2022. The vesting formula for the fiscal 2020 performance-based restricted stock awards is as set forth in the tables below but with the following performance periods and weightings: (i) a ratio of adjusted EBITDA to revenue for the three-year period ending with fiscal 2022, percentile ranked relative to our peer group (50% weighting); and (ii) revenue growth percentage for the three-year period ending with fiscal 2022, percentile ranked relative to our peer group (50% weighting). As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.
Vesting Formulas for the Fiscal 2020 Performance-Based Restricted Share Awards

Fiscal 2020-2022 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
(a) The term "adjusted EBITDA" for each of the peer group companies shall mean "Adjusted EBITDA" as reported by Bloomberg for the applicable company. The term "adjusted EBITDA" for Mercury shall mean the non-GAAP measure defined as income (loss) from continuing operations before interest income and expense, other non-operating income (expense) not otherwise adjusted for, income tax expense (benefit), depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, non-cash compensation expense, and litigation and settlement expenses. Adjusted EBITDA for Mercury for purposes of this equity award shall be calculated without adjusting for stock based compensation expense.

Fiscal 2020-2022 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
(5) These restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (August 17, 2020), contingent in each case on the executive remaining an employee as of each such date.
(6) The fiscal 2021 performance-based restricted stock awards vest based on relative performance to our peer group for the three-year period ending with fiscal 2023. The vesting formula for the fiscal 2021 performance-based restricted stock awards is as set forth in the tables below but with the following performance periods and weightings: (i) a ratio of adjusted EBITDA to revenue for the three-year period ending with fiscal 2023, percentile ranked relative to our peer group (50% weighting); and (ii) revenue growth percentage for the three-year period ending with fiscal 2023, percentile ranked relative to our peer group (50% weighting). As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.
Vesting Formulas for the Fiscal 2021 Performance-Based Restricted Share Awards

Fiscal 2021-2023 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
(a) The term "adjusted EBITDA" for each of the peer group companies shall mean "Adjusted EBITDA" as reported by Bloomberg for the applicable company. The term "adjusted EBITDA" for Mercury shall mean the non-GAAP measure defined as income (loss) from continuing operations before interest income and expense, other non-operating income (expense) not otherwise adjusted for, income tax expense (benefit), depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, non-cash compensation expense, litigation and settlement expenses, and COVID related expense. Adjusted EBITDA for Mercury for purposes of this equity award shall be calculated without adjusting for stock based compensation expense.

Fiscal 2021-2023 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	—%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
Stock Vested
The following table shows the number of shares of restricted stock held by the named executive officers that vested during the last fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the Nasdaq Global Select Market on such date. There were no stock options held by any of the named executive officers during the last fiscal year.

Stock Vested - Fiscal 2021

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Aslett	131,116	$10,861,637
Christopher C. Cambria	55,096	4,564,153
Michael D. Ruppert	48,965	4,066,491
Didier M.C. Thibaud	61,972	5,133,766
Pension Benefits
The following table shows the actuarial present value of the pension benefit for the named executive officers as of July 2, 2021, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal 2021. The retirement indemnities pension plan covers eligible French national employees as required by French law. During fiscal 2021, Mr. Thibaud was the only named executive officer to participate in the plan.
Pension Benefits—Fiscal 2021

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Fiscal 2021
Didier M.C. Thibaud	Retirement Indemnities Pension Plan	23.9	$63,468	$—
(1)The actuarial present value of Mr. Thibaud's pension benefit as of July 2, 2021 is calculated in Euros. The dollar amount set forth above reflects the exchange rate at July 2, 2021. The actuarial present value assumes a 1.3% discount rate and an age of retirement of 63 years.
Potential Payments upon Termination of Employment, Change in Control, or Death or Disability
Potential Payments to Mr. Aslett upon Termination of Employment
We have entered into an employment agreement with Mr. Aslett which provides for termination and severance benefits in the case of a termination of Mr. Aslett's employment by us without "cause" or by Mr. Aslett for "good reason."
"Cause" is defined in the employment agreement to include: (1) conduct constituting a material act of willful misconduct in connection with the performance of Mr. Aslett's duties, including, without limitation, misappropriation of funds or property of the Company; (2) conviction of, or plea of "guilty" or "no contest" to, any felony or any conduct by Mr. Aslett that would reasonably be expected to result in material injury to the Company if he were retained in his position; (3) continued, willful, and deliberate non-performance by Mr. Aslett of his duties under the agreement which continues for 30 days following notice; (4) breach by Mr. Aslett of certain non-competition and non-disclosure covenants; (5) a violation by Mr. Aslett of the Company's employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (1), (3), and (6), no act, or failure to act, on Mr. Aslett's part will be deemed "willful" unless done, or omitted to be done, by him without reasonable belief that his act, or failure to act, was in the best interest of the Company.
"Good Reason" is defined in the employment agreement to include: (1) a material diminution in Mr. Aslett's responsibilities, authority, or duties; (2) a material diminution in Mr. Aslett's base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; (3) a material change in the geographic location at which Mr. Aslett provides services to the Company; or (4) the material breach of the agreement by the Company. To terminate his employment for "good reason," Mr. Aslett must follow a specified process described in the employment agreement.
Upon the termination of Mr. Aslett’s employment by us without "cause" or by him for "good reason," Mr. Aslett will be entitled to receive: (i) 18 months of base salary continuation; (ii) a lump sum payment of his target non-equity incentive; (iii) up to $45,000 of executive outplacement; and (iv) continued benefits under the Company's medical, dental, and vision plans for 24 months at the same portion of the premium as the Company pays with respect to active employees, or until he obtains benefits with another employer, whichever occurs first.
The following chart illustrates the benefits that would have been received by Mr. Aslett under his employment agreement had his employment been terminated by us without "cause" or voluntarily terminated by him with "good reason." These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Aslett upon the occurrence of such events, which amounts would only be known at the time that Mr. Aslett became entitled to such benefits.

	Salary Continuation	Target Bonus	Outplacement	Health Benefits (1)	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$1,101,000	$1,101,000	$45,000	$39,713	$2,286,713
(1)The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Aslett as of July 2, 2021, and the costs associated with such coverage on that date.
Potential Payments to Messrs. Cambria, Ruppert, and Thibaud upon Termination of Employment
We have agreed to provide certain severance benefits to each of our non-CEO named executive officers. Such agreements provide for termination and severance benefits in the case of a termination of the executive's employment by us without "cause" or by the executive for "good reason."
"Cause" is defined to include: (1) the willful and continued failure by the executive to perform substantially the duties and responsibilities of his position with the Company after written demand; (2) the conviction of the executive by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by the executive in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to the Company or our reputation, monetarily, or otherwise. No act, or failure to act, on the executive’s part will be deemed "willful" unless committed or omitted by the executive in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of the Company.
"Good Reason" is defined in the agreement to include: (1) a material diminution in the executive's responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in the executive's annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; or (3) a material change in the geographic location at which the executive provides services to the Company.
Under the agreement, if we terminate the executive's employment without "cause" or the executive terminates his employment for "good reason," then the executive will be entitled to receive: (i) 12 months of base salary continuation; (ii) a lump sum payment of the executive's target non-equity incentive; (iii) up to $30,000 of executive outplacement; and (iv) continued benefits under the Company's medical, dental, and vision plans for 12 months at the same portion of the premium as the Company pays with respect to active employees, or until the executive obtains benefits with another employer, whichever occurs first.
The following chart illustrates the benefits that would have been received by each of our non-CEO named executive officers under his agreement had either his employment been terminated by us without "cause" or by him with "good reason." These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to the executive upon the occurrence of such events, which amounts would only be known at the time that the executive became entitled to such benefits.

Name	Salary Continuation	Target Bonus	Outplacement Services	Health Benefits (1)	Total
Christopher C. Cambria	$388,310	$349,479	$30,000	$23,972	$791,761
Michael D. Ruppert	417,150	458,865	30,000	23,972	929,987
Didier M.C. Thibaud	461,440	507,584	30,000	16,837	1,015,861
(1)The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for the executive as of July 2, 2021, and the costs associated with such coverage on that date.

Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control
We have entered into change in control severance agreements with our CEO and certain of our other executive officers. For fiscal 2021, we had such agreements in effect with the following named executive officers: Mr. Aslett; Mr. Cambria; Mr. Ruppert; and Mr. Thibaud.
A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 30% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to the Company until such offer has been abandoned or terminated or a change in control has occurred.
The Human Capital and Compensation Committee worked with Mercer as compensation consultant to provide market data and analysis of market practices for such agreements in the period of time since the Company's prior forms of such agreements were adopted.
Chief Executive Officer
The CEO is entitled to severance benefits if, within 24 months after a change in control of the Company (or during a potential change in control period provided that a change in control takes place within 24 months thereafter), the CEO's employment is terminated (1) by us other than for "cause" or disability or (2) by the CEO for "good reason." "Cause" is defined in the agreement to include the CEO's willful failure to perform his duties, conviction of the executive for a felony, and the CEO's willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to the Company. "Good Reason" is defined in the agreement to include an adverse change in the CEO's status or position with the Company, a reduction in base salary or annual target bonus, failure to maintain the CEO's participation in existing or at least equivalent health and benefit plans, and a significant relocation of the CEO's principal office.
Severance benefits under the agreement include the following, in addition to the payment of any earned or accrued but unpaid compensation for services previously rendered:
•a lump sum cash payment equal to two times (2x) the sum of the CEO's then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);
•payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and
•payment of the cost of providing the CEO with health and dental insurance up to 24 months following such termination on the same basis as though the CEO had remained an active employee.
•In addition, if the CEO’s employment is terminated within 24 months after a change in control (or during a potential change in control period provided that a change in control takes place within 24 months thereafter), vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.
Payment of the above-described severance benefits is subject to the CEO releasing all claims against the Company other than claims that arise from the Company's obligations under the severance agreement. In addition, if the CEO is party to an employment agreement with the Company providing for change in control payments or benefits, the CEO will receive the benefits payable under this agreement and not under the employment agreement.
The agreement provides for a reduction of payments and benefits payable under the agreement to a level where the CEO would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the CEO in a better after-tax position than if the payments and benefits were paid in full. In addition, the agreement provides for the payment by the Company of the CEO's legal fees and expenses incurred in connection with good faith disputes under the agreement.
The agreement continues in effect through July 1, 2022, subject to automatic one-year extensions thereafter unless notice is given of our or the CEO's intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for not less than 24 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and the CEO may terminate the CEO’s employment at any time.
Non-CEO Executives
The executive is entitled to severance benefits if, within 18 months after a change in control of the Company (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), the executive's employment is terminated (1) by us other than for "cause" or disability or (2) by the executive for "good reason." "Cause" is defined in each agreement to include the executive's willful failure to perform his duties, conviction of the executive for a felony, and the executive's willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to the Company. "Good Reason" is defined in each agreement to include an adverse change in the executive's status or position with the Company, a reduction in base salary or annual target bonus, failure to maintain the executive's participation in existing or at least equivalent health and benefit plans, and a significant relocation of the executive's principal office.
Severance benefits under each agreement include the following, in addition to the payment of any earned or accrued compensation for services previously rendered:
•a lump sum cash payment equal to one and one-half times (1.5x) the sum of the executive's then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);
•payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and
•payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.
•In addition, if the executive’s employment is terminated within 18 months after a change in control (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.
Payment of the above-described severance benefits is subject to the executive releasing all claims against the Company other than claims that arise from the Company's obligations under the severance agreement. In addition, if the executive is party to an employment agreement with the Company providing for change in control payments or benefits, the executive will receive the benefits payable under this agreement and not under the employment agreement.
Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by the Company of the executive's legal fees and expenses incurred in connection with good faith disputes under the agreement.
The agreements continue in effect through July 1, 2022, subject to automatic one-year extensions thereafter unless notice is given of our or the executive's intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for not less than 18 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive's employment at any time.
The following table sets forth an estimate of the aggregate severance benefits for each of our named executive officers assuming the triggering event occurred on July 2, 2021, all pursuant to the terms of each executive’s change in control severance agreement as described above:

Name	Salary Continuation	Target Bonus	Restricted Stock Acceleration (1)	Outplacement Services	Health Benefits (2)	Total
Mark Aslett	$1,468,000	$2,202,000	$7,951,878	$45,000	$39,713	$11,506,591
Christopher C. Cambria	582,465	524,219	1,769,592	45,000	35,958	2,957,234
Michael D. Ruppert	625,725	688,298	2,544,498	45,000	35,958	3,939,479
Didier M.C. Thibaud	692,160	761,376	3,002,472	45,000	25,256	4,526,264
(1)The amounts shown in this column represent the closing price of our common stock on the Nasdaq Global Select Market on July 2, 2021 ($66.00) multiplied by the number of restricted shares held by the executive as reflected in the Outstanding Equity Awards at Fiscal Year-End 2021 above. The maximum potential value of the restricted stock awards (assuming the highest level of performance achievement for the performance-based awards and the $66.00 closing price on July 2, 2021) that could be earned in a change in control was: Mr. Aslett – $17,537,058; Mr. Cambria – $3,976,500; Mr. Ruppert – $5,626,170; and Mr. Thibaud – $6,665,604. For performance restricted stock awards, upon a change in control, the performance equity converts to time-based equity with the conversion ratio based on performance of the Company up to the time of the change in control. Effective for performance restricted stock awards granted in fiscal 2021, the conversion ratio is based on the greater of target performance and the actual performance of the Company up to the time of the change in control.
(2)The value of health and dental insurance benefits is based on the type of coverage we carried for the named executive officer as of July 2, 2021 and the costs associated with such coverage on such date.

Accelerated Vesting of Restricted Stock Awards upon Death or Disability
Our award agreements under the 2018 Plan issued after April 2019 provide for the accelerated vesting of awards automatically upon a grantee's death or disability. A grantee who is disabled is one who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Any performance-vesting conditions in an award would be measured based on our performance through the end of the fiscal quarter preceding the grantee’s death or disability.
The following table sets forth an estimate of the accelerated vesting of restricted stock awards upon death or disability for each of our named executive officers assuming the triggering event occurred on July 2, 2021, all pursuant to the terms of our restricted stock award agreements:

Name	Restricted Stock Acceleration Upon Death or Disability (1)
Mark Aslett	$7,951,878
Christopher C. Cambria	1,769,592
Michael D. Ruppert	2,544,498
Didier M.C. Thibaud	3,002,472
(1)The amounts shown in this column represent the closing price of our common stock on the Nasdaq Global Select Market on July 2, 2021 ($66.00) multiplied by the number of restricted shares held by the executive as reflected in the Outstanding Equity Awards at Fiscal Year-End 2021 above. The maximum potential value of the restricted stock awards (assuming the highest level of performance achievement for the performance-based awards and the $66.00 closing price on July 2, 2021) that could be earned in a change in control was: Mr. Aslett – $17,537,058; Mr. Cambria – $3,976,500; Mr. Ruppert – $5,626,170; and Mr. Thibaud – $6,665,604. While only award agreements issued after April 2019 contain the provision on accelerated vesting upon death or disability, for calculation purposes we have assumed that all outstanding awards contain such provision.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information on the relationship of the annual total compensation of Mark Aslett, our Chief Executive Officer, to the annual total compensation of our median compensated employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with rules promulgated by the SEC.
    Determining our Median Employee: As of April 5, 2021, the measurement date, we employed 2,409 employees. Employees were located in the United States (2,223), Switzerland (144), United Kingdom (17), Canada (8), Spain (15), France (1) and Japan (1). This includes all full-time, part-time, and temporary employees. It does not include independent contractors.
    The SEC rules required us to identify our median employee by use of a consistently applied compensation measure ("CACM"). We chose a CACM that closely approximates the annual total cash compensation of our employees. Specifically, we identified the median employee by aggregating total wages and bonuses paid in fiscal 2021 and ranking all employees according to this measure, from lowest to highest.
    Calculating the Pay Ratio: As required by the SEC rules, we then calculated our median employee’s total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (which is the calculation method for reporting CEO compensation in the Summary Compensation Table).
    The compensation of our median employee was $97,265. Our CEO's compensation as reported in the Summary Compensation Table was $4,949,119. Therefore, our CEO to median employee pay ratio is approximately 51:1.
    This information is being provided solely for compliance purposes. The Human Capital and Compensation Committee does not consider this ratio when evaluating compensation arrangements.
    The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

REPORT OF THE HUMAN CAPITAL AND COMPENSATION COMMITTEE
The Human Capital and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Committee recommended to Mercury's Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury's annual report on Form 10-K for the fiscal year ended July 2, 2021.
By the Human Capital and Compensation Committee
of the Board of Directors of Mercury Systems, Inc.
Mary Louise Krakauer, Chair
Orlando P. Carvalho
Michael A. Daniels
Vincent Vitto

REPORT OF THE AUDIT COMMITTEE
No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.
The Mercury Systems, Inc. (the "Company") Board of Directors appointed us as an Audit Committee to oversee the Company's accounting and financial reporting processes on behalf of the Board of Directors, including review of the Company's consolidated financial statements, its system of internal controls, and the independence and performance of its internal auditor and independent registered public accounting firm. As an Audit Committee, we select the independent registered public accounting firm. The Audit Committee has robust policies and procedures in place for selecting and monitoring the independent registered public accounting firm and its independence, including: an annual evaluation process; review of auditor and team member qualifications; rotation of lead engagement and concurring partners every five years; hiring restrictions for auditor employees; pre-approval of non-audit services; review of results from internal quality reviews, peer reviews, and Public Company Accounting Oversight Board ("PCAOB") inspections; and private meetings between the Audit Committee and the independent registered public accounting firm throughout the year.
We are governed by a written charter adopted by the Audit Committee and our Board of Directors, which is available through the Investor Relations page of our website at www.mrcy.com.
The Audit Committee consisted of four members, Messrs. Nearhos, Bass, and O'Brien, and Ms. Disbrow, all non-employee directors at the time that the actions of the Committee described in this report were undertaken during the Company's fiscal year ended July 2, 2021. None of the members of the Audit Committee is an officer or employee of the Company, and the Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by The Nasdaq Stock Market, Inc. and the Securities and Exchange Commission ("SEC"), including Rule 10A-3(b)(1) under the Exchange Act. All members of the Audit Committee are "audit committee financial experts" as is currently defined under SEC rules.
The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.
In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for the Company's fiscal year ended July 2, 2021, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended July 2, 2021. At the end of each quarter and financial year, we have met with the Company's independent registered public accounting firm, KPMG LLP, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended July 2, 2021 with management and the independent registered public accounting firm.
We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended July 2, 2021, filed with the SEC, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to KPMG's audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ending July 1, 2022.
We discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the PCAOB, including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with Audit Committees under generally accepted auditing standards.
We have reviewed the permitted services under rules of the SEC as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

Based on our review and these meetings, discussions, and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended July 2, 2021 be included in the Annual Report on Form 10-K for the fiscal year ended July 2, 2021.
By the Audit Committee of the Board of
Directors of Mercury Systems, Inc.
Barry R. Nearhos, Chair
James K. Bass
Lisa S. Disbrow
William K. O'Brien

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit Mercury's consolidated financial statements for the fiscal year ending July 1, 2022. KPMG served as our independent registered public accounting firm for the fiscal years ended July 2, 2021 and July 3, 2020. A representative of KPMG is expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.
What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?
The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended July 2, 2021 and July 3, 2020 were as follows:

	Fiscal 2021	Fiscal 2020
Audit	2,232,100	$2,113,000
Audit-Related	—	126,000
Tax	—	46,000
All Other	—	—
	$2,232,100	$2,285,000
Audit fees for fiscal years 2021 and 2020 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting, reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q, as well as the statutory audit of a foreign subsidiary. Audit fees for fiscal years 2021 and 2020 also were for professional services provided for consents issued relating to registration statements in each fiscal year and for the auditor comfort letters provided in connection with the Company's At-The-Market equity distribution agreement in fiscal years 2021 and 2020.
For fiscal year 2020, audit-related fees included professional service fees principally related to potential acquisition targets.
For fiscal 2020, tax fees were for professional services for transfer pricing studies.
What is the Audit Committee's pre-approval policy?
The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.
In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Chairman of the Committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the Chairman pursuant to the above-described delegation of authority may not exceed $100,000, and the Chairman is required to report any such approvals to the full Committee at its next scheduled meeting.
The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2021, Mary Louise Krakauer, Orlando P. Carvalho, Michael A. Daniels, and Vincent Vitto served on the Human Capital and Compensation Committee for the entire fiscal year. No member of the Committee is a present or former officer or employee of Mercury or any of its subsidiaries or had any business relationship or affiliation with Mercury or any of its subsidiaries (other than his or her service as a director) requiring disclosure in this proxy statement.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended July 2, 2021, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were complied with, except that a Form 4 amendment reporting the award of 767 restricted shares on August 17, 2020 that was inadvertently omitted on a Form 4 filed on August 19, 2020 for Michelle M. McCarthy, our Vice President, Chief Accounting Officer, was filed late on August 20, 2020.
SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in Mercury's proxy statement relating to the 2022 annual meeting of shareholders must be received at our principal executive offices on or before May 5, 2022. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2022 annual meeting, notice of them, whether or not they are included in Mercury's proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Secretary no earlier than May 30, 2022 and no later than June 29, 2022. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.
OTHER MATTERS
We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K
You may obtain a copy of our annual report on Form 10-K for the fiscal year ended July 3, 2020 (without exhibits) without charge by writing to: Investor Relations, Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810.

By Order of the Board of Directors

Christopher C. Cambria
Secretary
Andover, Massachusetts
September 9, 2021

Appendix A

Below is a reconciliation between adjusted EBITDA and the most comparable GAAP financial metric.

(in thousands)	Fiscal 2021
Net income	$62,044
Other non-operating adjustments, net	(724)
Interest expense (income), net	1,043
Income tax provision	15,129
Depreciation	25,912
Amortization of intangible assets	41,171
Restructuring and other charges	9,222
Impairment of long-lived assets	—
Acquisition and financing costs	8,600
Fair value adjustments from purchase accounting	(290)
Litigation and settlement expense, net	622
COVID related expenses	9,943
Stock-based and other non-cash compensation expense	29,224
Adjusted EBITDA	$201,896

Innovation That Matters®
By and For People Who Matter

MERCURY SYSTEMS – INNOVATION THAT MATTERS®

Mercury Systems is a global commercial technology company serving the aerospace and defense industry. Headquartered in Andover, MA, the company envisions, creates and delivers secure open architecture solutions powering a broad range of mission-critical applications in the most challenging and demanding environments. Inspired by its purpose of delivering Innovation that Matters, By and For People Who Matter, Mercury helps make the world a safer, more secure place for all.

mrcy.com

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000000000.000000 ext 000000000.000000 ext

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Proxy — Mercury Systems, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Aslett, Christopher C. Cambria, and Michael D. Ruppert, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Systems, Inc. to be held on October 27, 2021 at 10:00 a.m., local time, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice or the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

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